UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14-A

(Rule 14a-101)

INFORMATION REQUIRED

IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

GREATER BAY BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2007

Dear Shareholder:

It is my pleasure to invite you to Greater Bay Bancorp’s 2007 Annual Meeting of Shareholders.

We will hold the meeting on Wednesday, May 30, 2007, at 10:30 a.m., at the Crowne Plaza Cabana Palo Alto, 4290 El Camino Real, Palo Alto, California 94306. In addition to the formal items of business, I will review the major developments of 2006 and answer any questions you may have.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Greater Bay Bancorp.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly. You may also vote electronically over the Internet or by telephone by following the instructions on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Byron A. Scordelis

Byron A. Scordelis President and Chief Executive Officer

GREATER BAY BANCORP

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 30, 2007
TIME:	10:30 a.m.
PLACE:	Crowne Plaza Cabana Palo Alto 4290 El Camino Real Palo Alto, California 94306

Dear Shareholders:

At our 2007 Annual Meeting, we will ask you to vote on:

•	The election of 12 members of the Board of Directors, each to serve for a term of one year;

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007; and

•

The transaction of any other business that may properly be presented at the Annual Meeting, including, if introduced at the meeting, taking action upon the resolution quoted under the heading, “Proposal 3: Shareholder Proposal to Restrict the Company’s Use of Preferred Stock,” in the accompanying Proxy Statement.

If you were a shareholder of record at the close of business on April 6, 2007, you may vote at the Annual Meeting.

Article IV, Section 2 of our Bylaws provides for the nomination of directors in the following manner:

“Nomination for election of directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the Corporation not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail (if permitted by law), no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder:

(a)	the name and address of each proposed nominee;

(b)	the principal occupation of each proposed nominee;

(c)	the number of shares of capital stock of the Corporation owned by each proposed nominee;

(d)	the name and residence address of the notifying shareholder; and

(e)	the number of shares of capital stock of the Corporation owned by the notifying shareholder.

Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and, upon the Chairman’s instructions, the inspectors of election can disregard all votes cast for each such nominee. A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which directors are to be elected.” Additional information regarding shareholders recommending nominees for directors is discussed in the accompanying Proxy Statement under the heading “Consideration of Shareholder Nominees.”

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ Linda M. Iannone

Linda M. Iannone Corporate Secretary

East Palo Alto, California

Dated: April 20, 2007

i

PROXY STATEMENT FOR GREATER BAY BANCORP

2007 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Along with this Proxy Statement, we are also sending you the Greater Bay Bancorp 2006 Annual Report to Shareholders, which includes our financial statements. Greater Bay Bancorp is also referred to in this Proxy Statement as “Greater Bay” or the “Company.”

Who is Entitled to Vote?

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 20, 2007 to all shareholders entitled to vote. Shareholders who were the record owners of Greater Bay Bancorp Common Stock and Series B Preferred Stock at the close of business on April 6, 2007 are entitled to vote. On this record date, there were 51,042,809 shares of Greater Bay Bancorp Common Stock and 2,020,579 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock votes with the Common Stock on all matters presented to the common shareholders. In this Proxy Statement, we refer to the Common Stock and the Series B Preferred Stock together as the “Capital Stock.”

What Constitutes a Quorum?

A majority of the outstanding shares of the Capital Stock entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the Annual Meeting if a quorum has been established. We will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the Annual Meeting.

How Many Votes Do I Have?

Each share of Common Stock entitles you to one vote. Each share of Series B Preferred Stock entitles you to 1.67 votes on all matters voted together with the Common Stock. The proxy card indicates the number of votes that you have as of the record date. When we refer to our “outstanding Capital Stock” in this Proxy Statement, we are referring to the sum of (i) the number of shares of our Common Stock outstanding on the record date and (ii) the number of shares of Series B Preferred Stock outstanding on the record date multiplied by 1.67.

How Do I Vote By Proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. You may also vote electronically over the Internet or by telephone (see below). Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all 12 nominees for director;

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007; and

•	“AGAINST” the shareholder proposal regarding restrictions on the Company’s ability to issue preferred stock, if that proposal is introduced at the Annual Meeting.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

What is the Effect of Broker Non-Votes and Abstentions?

If you hold your shares of Capital Stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee how to vote your shares of Capital Stock, your broker or nominee may, in its discretion, vote your shares “FOR” the election of the nominees for director set forth in this Proxy Statement; and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007. Brokers may not use their discretionary authority to vote (broker non-votes) on the shareholder proposal. Since the proposal to approve the shareholder proposal requires the approval of a majority of the votes cast, broker non-votes and abstentions will have no effect on this proposal.

May I Vote Electronically over the Internet or by Telephone?

Shareholders whose shares are registered in their own names may vote either over the Internet or by telephone. Special instructions for voting on the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of this Proxy Statement the opportunity to vote on the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide the instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

May I Change My Vote After I Return My Proxy?

Yes. If you fill out and return the enclosed proxy card, or vote by telephone or the Internet, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of four ways:

•	You may send to the Company’s Corporate Secretary another completed proxy card with a later date.

•	You may notify the Company’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

•	You may attend the Annual Meeting and vote in person.

•

If you have voted your shares by telephone or Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney from your nominee in order to vote at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Proposal 1:

Election of Directors

The 12 nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Our Restated Articles of Incorporation do not permit cumulative voting.

Proposal 2:

Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

Proposal 3:

Shareholder Proposal to Restrict the Use of Preferred Stock	The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required to approve the shareholder proposal.

What are the Costs of Soliciting these Proxies?

We will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable expenses. We have hired Georgeson Shareholder Communications Inc. to seek the proxies of custodians, such as brokers, who hold shares which belong to other people. This service will cost the Company approximately $6,500.

How Do I Obtain an Annual Report on Form 10-K?

A copy of our 2006 Annual Report on Form 10-K is included in the Annual Report to Shareholders which accompanies this Proxy Statement. If you would like another copy of this report, we will send you one without charge. The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing them to you will be your responsibility. Please write to:

Greater Bay Bancorp

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

Attention:  James S. Westfall, Executive Vice President

 and Chief Financial Officer

In addition, the SEC maintains an Internet site at http://www.sec.gov that contains Greater Bay Bancorp’s SEC filings.

INFORMATION ABOUT GREATER BAY BANCORP STOCK OWNERSHIP

The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it directly, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares that a person has the right to acquire within 60 days of April 6, 2007, or the record date. Two or more persons might count as beneficial owners of the same share.

How Much of Greater Bay Bancorp’s Capital Stock is Owned by Directors, Executive Officers and Greater than 5% Shareholders?

The following table shows, as of the record date, beneficial ownership of Greater Bay Bancorp Common Stock by each of Greater Bay Bancorp’s directors, nominees for director, the named executive officers, our directors and executive officers as a group, and persons known to us who own more than 5% of our Common Stock. Unless otherwise indicated in the table below (and except for any share ownership arising under community property laws), no person shares beneficial ownership of the same Greater Bay Bancorp Common Stock with anyone else.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Percentage of Class
Frederick J. de Grosz (2)	498,972	0.97%
John M. Gatto (3)	170,192	0.33%
Robert B. Kaplan (4)	12,500	0.02%
Daniel G. Libarle (5)	61,548	0.12%
Arthur K. Lund (6)	146,934	0.29%
George M. Marcus (7)	332,720	0.65%
Duncan L. Matteson (8)	317,500	0.62%
Glen McLaughlin (9)	96,584	0.19%
Linda R. Meier (10)	47,300	0.09%
Thomas E. Randlett (11)	16,500	0.03%
Byron A. Scordelis (12)	190,754	0.37%
James C. Thompson (13)	142,652	0.28%
Colleen Anderson (14)	35,972	0.07%
Peggy Hiraoka (15)	38,842	0.08%
Kenneth A. Shannon (16)	62,705	0.12%
James S. Westfall (17)	46,400	0.09%
All directors and executive officers as a group (16 persons) (18)	2,218,075	4.41%

Ariel Capital Management, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601 (19)	4,185,028	8.20%

Barclays Global Investors, NA Barclays Global Fund Advisor 45 Fremont Street San Francisco, CA 94105 (20)	2,752,739	5.39%

(1)	Includes shares issuable upon the exercise of stock options exercisable within 60 days of the record date. Shares of Greater Bay Bancorp Common Stock issuable upon exercise of stock options exercisable within 60 days of that date are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)	Includes 20,692 shares of Common Stock and 450,612 shares of Common Stock into which the shares of Series B Preferred Stock owned by Mr. de Grosz are convertible within 60 days of the record date. Includes 16,000 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(3)	Includes 91,800 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(4)	Represents 10,000 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(5)	Includes 31,462 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(6)	Includes 23,500 shares held directly by Mr. Lund (of which 15,000 are pledged as security in a margin account), 94,434 shares held by Mr. Lund as co-trustee of a trust and 29,000 shares issuable upon the exercise of options exercisable within 60 days of the record date. Mr. Lund disclaims beneficial ownership of the shares held as co-trustee.

(7)	Includes 16,000 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(8)	Includes 67,584 shares held directly by Mr. Matteson, 10,000 shares held jointly with Mr. Matteson’s spouse in the Matteson Family Partnership, 16,416 shares held by Mr. Matteson’s spouse in an IRA, 69,100 shares held jointly with Mr. Matteson’s spouse as trustees of the Matteson Family Trust and 154,400 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(9)	Includes 61,800 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(10)	Includes 2,500 shares held directly by Ms. Meier, 14,000 shares held by Ms. Meier as trustee of the Meier Family Trust, 2,800 shares held by Ms. Meier in trust and 28,000 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(11)	Includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(12)	Includes 145,999 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(13)	Includes 28,000 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(14)	Includes 26,400 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(15)	Includes 24,200 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(16)	Includes 49,800 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(17)	Includes 29,400 shares issuable upon the exercise of options exercisable within 60 days of the record date.

(18)	Includes 750,428 shares issuable upon the exercise of options exercisable within 60 days of the record date and 15,000 shares pledged as security in a margin account.

(19)	Based on a Schedule 13G filed with the SEC on February 13, 2007, as of December 31, 2006.

(20)	Based on a Schedule 13G filed with the SEC on January 23, 2007, as of December 31, 2006.

The following table shows, as of the record date, beneficial ownership of our Series B Preferred Stock by the only director, nominee for director or executive officer who owns shares of Series B Preferred Stock (Mr. de Grosz) and by the other persons known to us who own more than 5% of such stock.

Name of Beneficial Owner	Shares of Series B Preferred Stock Beneficially Owned
	Number of Shares	Percentage of Class
Bruce Basso c/o ABD Insurance and Financial Services 305 Walnut Street Redwood City, California 94063	298,772	14.79%

Frederick J. de Grosz c/o ABD Insurance and Financial Services 305 Walnut Street Redwood City, California 94063	269,828	13.35%

UBS Warburg LLC UBS Securities, LLC UBS Financial Services, Inc. c/o 299 Park Avenue New York, NY 10171	372,107	18.42%

James Hall c/o ABD Insurance and Financial Services 305 Walnut Street Redwood City, California 94063	144,569	7.15%

Exchange Bank Agent for Samuel L. Jones P.O. Box 208 Santa Rosa, CA 95402-0208	127,546	6.31%

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board continually reviews its governance policies and practices, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of The Nasdaq Stock Market, to ensure that such policies and practices are compliant and up to date.

Corporate Governance Guidelines

Our corporate governance guidelines provide for, among other things:

•	Board consisting predominantly of non-management directors, a substantial majority of whom are independent directors;

•	Periodic executive sessions of non-management directors;

•	An Audit Committee, Compensation Committee and Board Governance and Nominating Committee consisting entirely of independent directors;

•	An annual self-evaluation process for the Board and its committees;

•	Director education and orientation;

•	Ethical conduct of directors and adherence to a duty of loyalty to the Company;

•	Establishment of a management succession plan;

•	A process for the majority election of directors; and

•	A policy requiring shareholder approval or ratification of shareholder rights plans.

Board Qualification and Selection Process

Our corporate governance guidelines contain Board membership criteria that apply to all Board Governance and Nominating Committee-recommended nominees for a position on our Board. Under these criteria, members of the Board should possess the highest personal and professional ethics and integrity and be devoted to representing the best interests of Greater Bay and its shareholders. Members of the Board should have a meaningful ownership interest in Greater Bay stock and are expected to act in a manner consistent with the duties of care and loyalty owed to the Company. New directors elected or appointed to the Board after January 1, 2004 will be required to resign after the expiration of the elected term during which they turn 75 years of age. This mandatory retirement age does not apply to those directors in office as of December 31, 2003.

Other important factors the Board Governance and Nominating Committee will consider include current knowledge, experience and contacts in Greater Bay’s industries and other industries relevant to Greater Bay’s business, ability to work together with other Board members, ability to serve as a significant and active resource for referrals and business development and the ability to commit adequate time to serve as a director of Greater Bay.

One of the goals of the Board Governance and Nominating Committee is to maintain a strong and experienced Board by annually assessing the Board’s business background. We seek to have a Board of Directors with a diversity of experiences in business, finance, public service and other areas relevant to our business, and who bring diverse perspectives and backgrounds to the Company. The Board Governance and Nominating Committee will conduct an annual assessment of the composition of the Board, and will advise the Board on any proposed changes or enhancements to Board composition and structure. If the Board agrees that the proposed changes or enhancements are necessary, the Board Governance and Nominating Committee will undertake a search process. The Board Governance and Nominating Committee has the authority to retain a search firm to identify director candidates.

Principles on Majority Voting

Our corporate governance guidelines provide that, in an uncontested election of directors (i.e., an election, where the only nominees are those recommended by the Board of Directors), any nominee for director who receives a greater number of votes “withheld” for election than votes “for” election must promptly tender his or her resignation. The Board Governance and Nominating Committee will then consider the resignation and make a recommendation to the Board whether to accept the resignation. In considering the resignation, the Board will look at all factors deemed relevant including, but not limited to, the reasons why shareholders withheld votes, the length of service, qualifications and contributions of the director and the Company’s corporate governance guidelines.

The Board will act on the committee’s recommendation no later than 90 days following the date of the shareholders’ meeting when the election occurred. Subsequently, the Board will publicly disclose in a Form 8-K the Board’s decision whether to accept or reject the resignation as tendered. To the extent that the director’s resignation is accepted by the Board, the Board Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or to reduce the size of the Board.

If a majority of the members of the Board Governance and Nominating Committee receive a greater number of votes withheld from their election than votes for their election at the same election, then the independent directors on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Consideration of Shareholder Nominees

The policy of the Board Governance and Nominating Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board of Directors. In evaluating potential nominees, the Board Governance and Nominating Committees will look at the same factors described under the heading “Board Qualification and Selection Process” above. Recommendations must be submitted in writing to the attention of the Chair of the Board Governance and Nominating Committee at the following address, and should include a detailed resume:

Chair, Board Governance and Nominating Committee

Greater Bay Bancorp

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

The Board Governance and Nominating Committee will then screen potential candidates to determine if they meet the qualification criteria. For those candidates who meet the criteria, the Committee will conduct a due diligence review of the candidates’ qualifications and interview the candidate if he or she is not already known to the committee.

Additional procedures for shareholders to directly nominate directors is set forth in the Notice of 2007 Annual Meeting of Shareholders.

Executive Sessions

Executive sessions of the independent directors are held on a periodic basis. The executive sessions are chaired by a presiding director selected by the independent directors at each session.

Policy on Shareholder Rights Plans

In direct response to recent shareholder proposals, the Board has decided to redeem the Company’s shareholder rights plan and to adopt a policy on future shareholder rights plans. The policy, as stated in our

Corporate Governance Guidelines, provides that the Board will only adopt any future shareholder rights plan if either:

•	Shareholders have approved the adoption of such plan; or

•

The Board, in its exercise of its fiduciary responsibilities, determines that it is in the best interest of shareholders under the circumstances to adopt a shareholder rights plan without the delay in adoption that would result from seeking shareholder approval; provided, however, that a plan adopted under these circumstances must be put to a shareholder ratification vote within 12 months of adoption or expire. If the plan is not approved by a majority of the votes cast on the issue, the plan would immediately terminate.

Attendance at Annual Meetings

The Board encourages all members to attend the annual meeting of shareholders. At the 2006 annual meeting of shareholders, all Board members attended the annual meeting.

Communications with the Board

Individuals may communicate with the Board of Directors, including a committee of the Board or individual directors by writing to the following address:

Greater Bay Bancorp

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

Attention: Corporate Secretary

All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the Chairman of the Board reasonably believes communication with the entire Board of Directors is not appropriate or necessary or unless the communication is addressed solely to a specific committee or an individual director.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisors (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

Greater Bay Bancorp’s Bylaws currently permit the number of Board members to range from 11 to 21, leaving the Board authority to fix the exact number of directors within that range. The Board has fixed the number of directors at 12.

The Board held 12 meetings during 2006. Each incumbent director attended at least 75% of the total number of Board meetings plus meetings of the standing committees on which that particular director served, except for Linda Meier who attended 69% of all such meetings.

Director Independence

The Board of Directors has determined that all of its current directors, except for Mr. Scordelis, Mr. de Grosz and Mr. Matteson, are “independent” as defined by the applicable rules and regulations of The Nasdaq Stock Market. The Board also determined that Donald Seiler, a director during part of 2006, was independent. The Board considered Mr. Seiler’s non-controlling ownership interest in MPB Associates LLC in its independence evaluation and determined that this non-controlling interest did not affect his independence.

The Committees of the Board

The Board may delegate portions of its responsibilities to committees of its members. These standing committees of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has five standing committees: the Audit Committee, Compensation Committee (which has an Executive Compensation Subcommittee), Executive Committee, Asset-Liability Management Committee, and Board Governance and Nominating Committee. The charters of the Audit, Compensation and Board Governance and Nominating Committees are available on our website at www.gbbk.com, in the “Corporate Governance” section under the “Investor Info” tab.

Audit Committee.    Greater Bay has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee Charter adopted by the Board sets out the responsibilities, authority and specific duties of the Audit Committee. The Audit Committee Charter is available on the Company’s web site at www.gbbk.com. Under the charter, the Audit Committee has the following primary duties and responsibilities:

•	To monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	To monitor the qualifications and independence of our independent registered public accounting firm;

•	To monitor the performance of our independent registered public accounting firm and internal audit and credit review functions; and

•	To provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the independent auditors as well as anyone in the Greater Bay organization. The Audit Committee has the ability to retain special legal or accounting experts, or such other consultants, advisors or experts it deems necessary in the performance of its duties and shall receive appropriate funding from the Company for payment of compensation to any such person. The Audit Committee works closely with management and our independent auditors. The Audit Committee currently consists of Messrs. Randlett (Chairman), Libarle and McLaughlin, each of whom is “independent,” as defined by the rules and regulations of The Nasdaq Stock Market. The Board of Directors has designated Messrs. McLaughlin and Randlett as “audit committee financial experts,” as that term is defined by SEC regulations issued under the Sarbanes-Oxley Act of 2002. The Audit Committee held 23 meetings during 2006.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of Greater Bay Bancorp.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Greater Bay Bancorp’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent registered public accounting firm.

In discharging its oversight responsibility, the Audit Committee hereby reports as follows:

1. The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the independent registered public accounting firm for Greater Bay Bancorp. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

2. The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

3. The Audit Committee has obtained from the independent registered public accounting firm a formal written statement describing all relationships between Greater Bay Bancorp and such firm that bear on the firm’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with the independent registered public accounting firm any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the firm’s independence.

4. Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

Thomas E. Randlett, Chair

Daniel G. Libarle

Glen McLaughlin

Compensation Committee (Responsibilities and Procedures).    The Company has a separately designated Compensation Committee, which consists entirely of independent directors as defined by the rules and regulations of The Nasdaq Stock Market. The Compensation Committee has adopted a charter, which is available on the Company’s web site at www.gbbk.com. Under its charter, the Compensation Committee has the following responsibilities:

•	Review and approve our compensation philosophy;

•	Review industry compensation practices and our relative compensation positioning;

•	Approve compensation paid to our chief executive officer and other executive officers;

•	Review and approve the Compensation Discussion and Analysis appearing in our proxy statement;

•	Annually review director compensation programs, plans and awards;

•	Administer our short-term and long-term executive incentive plans and stock or stock-based plans;

•	Review and approve general employee welfare benefit plans and other plans on an as needed basis; and

•	Retain and terminate advisors, in its sole discretion, to assist the Compensation Committee in the performance of its duties.

During 2006, the Compensation Committee held 9 meetings. The current members of the Compensation Committee are Messrs. Gatto (Chairman), Lund, McLaughlin and Randlett. Although the Chief Executive Officer and the Executive Vice President of Human Resources present compensation and benefit proposals to the Committee, the Committee retains exclusive discretion to determine all matters of executive compensation and benefits. The Compensation Committee has not delegated its exclusive authority to anyone. The Compensation Committee has directly engaged Mercer Human Resource Consulting, or Mercer, as its outside compensation consultant to provide advice and recommendations on competitive market practices and specific compensation decisions for executives and directors. Mercer does also support the Company in selected employee benefits and internal employee communications projects, but these efforts are of a smaller magnitude as compared to Mercer’s work in support of the Compensation Committee. The Compensation Committee has also retained Orrick, Herrington & Sutcliffe LLP as its counsel to help the Committee fulfill its fiduciary responsibilities. Both Mercer and Orrick report to, and take their direction from, the Committee.

Board Governance and Nominating Committee.    The purposes of the Board Governance and Nominating Committee include: (1) identifying individuals qualified to become Board members and making recommendations to the full Board of candidates for election to the Board; (2) recommending to the Board corporate governance guidelines; (3) leading the Board in an annual review of its performance; and (4) recommending director appointments to Board committees. Mr. Gatto chairs the Board Governance and Nominating Committee, and Ms. Meier serves as the Vice Chair. The other members of the committee are Messrs. Libarle, Lund and Marcus. All of the members of the Board Governance and Nominating Committee are “independent” directors as defined by the rules and regulations of The Nasdaq Stock Market. The Board Governance and Nominating Committee held 4 meetings during 2006.

Section 16(a) Beneficial Ownership Reporting Compliance by Directors and Executive Officers

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports with the SEC and The Nasdaq Stock Market on changes in their beneficial ownership of Greater Bay Bancorp Capital Stock, and to provide the Company with copies of the reports.

Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2006 fiscal year, except for one late filing by Mr. de Grosz reporting one transaction and one late filing by Mr. Marcus relating to two transactions.

Certain Relationships and Related Transactions

Greater Bay Bank, N.A., or the Bank, a subsidiary of the Company, has had and expects in the future to have banking transactions in the ordinary course of business with our directors and officers or associates of our directors and officers. We may also have banking transactions with corporations of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions have taken place and will take place on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with others, and comply with the provisions of the Sarbanes-Oxley Act of 2002. We believe that these transactions involving loans did not present more than the normal risk of noncollectibility or present other unfavorable features.

The Bank leases its offices at 420/430 Cowper Street, Palo Alto, California 94301 from MPB Associates, LLC. Mr. Seiler, a former director of the Company, owns a 10% non-controlling member interest in MPB Associates, LLC. The lease has been extended through January 2010. The Bank pays monthly rent of $83,042 for the leased space, subject to an annual rent adjustment of 3.5%. Additionally, the Bank pays real property taxes, utilities and building insurance, to the extent they exceed, on an annual basis, $1.40 per rentable square foot, $1.60 per rentable square foot, and $0.14 per rentable square foot, respectively. The lease also contains a provision granting the Bank a right of first refusal to purchase the building during the term of the lease upon the same terms and conditions that the landlord is willing to accept from a third party.

The Bank also leases its banking office at 695 N. First Street, San Jose, California from Civic Center Towers, an entity in which Matteson Real Estate Equities, Inc., Mr. Matteson and his family collectively have a 3.47% ownership interest. Mr. Matteson has a 47% ownership interest in Matteson Real Estate Equities, Inc. The lease term runs through September 30, 2008 and has two five-year renewal options. The Bank pays monthly rent of $6,734, subject to an annual adjustment based on the Consumer Price Index, and its pro-rata share (3.9%) of the building’s taxes and operating costs.

ABD Insurance and Financial Services, or ABD, a subsidiary of the Company, leases its offices at 305 Walnut Street, Redwood City, California 94063, from 305 Walnut Associates, LLC. That entity is owned 50% by Matteson Real Estate Equities, Inc. and 50% by 305 Walnut Partners. Two directors of Greater Bay, Messrs. Matteson and de Grosz, have ownership interests in 305 Walnut Associates, LLC. Mr. Matteson owns 47% of Matteson Real Estate Equities, Inc. and, therefore, 23.5% of 305 Walnut Associates, LLC. Mr. de Grosz owns 25% of 305 Walnut Partners and, therefore, 12.5% of 305 Walnut Associates, LLC. The lease term extends through December 31, 2010. ABD pays a monthly rent of $243,587 (subject to an annual rent adjustment of 3%) and all property taxes and operating expenses associated with the leased premises. The lease also provides for a rent adjustment beginning in 2006 based on the greater of (a) the base rent as then in effect or (b) 90% of the fair market rental value at that time.

ABD has also entered into a lease dated December 2, 2002, with 42 Natomas Park Drive, LLC for office space in Sacramento, California. Mr. de Grosz has a 7.14% interest in 42 Natomas Park Drive, LLC. Under the lease, ABD pays a monthly rent of $85,862 (subject to an annual rent adjustment of 3%) and all property taxes and operating expenses associated with the leased premises. The lease term extends through August 2013.

On December 2, 2005, Greater Bay and ABD entered into an Employment Agreement, as amended on January 31, 2006 (the Agreement) with Mr. de Grosz. The Agreement provides for his continued employment with ABD for a five-year term commencing on January 1, 2006. Under the Agreement, Mr. de Grosz serves as Co-Chairman of ABD on a full-time basis for a three-year term and as a part-time employee during the final two years of the Agreement.

During the first three years of employment, the Agreement provides for, among other things (a) a base salary of $450,000 per year; (b) the grant of a restricted stock award of 18,000 shares of Greater Bay’s Common Stock under Greater Bay’s 1996 Stock Option Plan (the Option Plan) and a stock option to purchase 35,000 shares of Greater Bay’s Common Stock under that plan, with future option grants or restricted stock grants in the sole discretion of the Board of Directors; (c) annual bonus compensation in the form of restricted stock under the Option Plan, at the discretion of Greater Bay’s Chief Executive Officer, from 0% to 120% of Mr. de Grosz’ base salary, with a target of 60% of Mr. de Grosz’ base salary and subject to the attainment of certain performance objectives; (d) a long-term incentive award in an amount equal to 5% of the total funded value of ABD’s long-term incentive plan, if that plan is funded and participants in the plan receive distributions; (e) eligibility to participate in group benefit plans and programs of ABD; (f) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. de Grosz in connection with his employment, including travel costs; and (g) six weeks of paid vacation annually.

During the final two years of employment, the Agreement provides for, among other things (a) base compensation of $120,000 per year for approximately 20 hours per month; (b) for hours in excess of 20 hours per month, Mr. de Grosz will be compensated at the rate of $400 per hour; (c) participation in ABD’s employee medical, dental and vision plans to the extent eligible with Mr. de Grosz responsible for paying the full premium cost of the plans, without any contribution to the premium by ABD or Greater Bay; (d) continued vesting of any stock options or restricted stock granted to Mr. de Grosz; and (e) reimbursement for reasonable business expenses incurred in connection with performing his consulting services, as approved by Greater Bay’s Chief Executive Officer.

If ABD or Greater Bay terminates Mr. de Grosz’s employment for cause, Mr. de Grosz will be paid only his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If ABD or Greater Bay terminates the Agreement without cause (other than in connection with a change in control as defined in Greater Bay’s Change in Control Pay Plan II during the first three years), then Mr. de Grosz will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay; and (ii) his base salary from the date of termination through February 28, 2011. The payment will be made in a lump sum on the first day of the seventh calendar month following the date of termination. If ABD or Greater Bay terminates the Agreement or Mr. de Grosz’s employment during the first three years in connection with a change in control (as defined in Greater Bay’s Change in Control Pay Plan II), Mr. de Grosz would be entitled to receive benefits under Greater Bay’s Change in Control Pay Plan II, plus an additional $240,000 representing the value of the final two years of the employment term. In the event of death or permanent disability, Mr. de Grosz or his estate will receive an amount equal to the unpaid base salary which would have been paid to Mr. de Grosz through February 28, 2011.

For a period of two years following termination of the Agreement, Mr. de Grosz may not solicit any ABD employee to leave the employ of ABD or certain identified customers of ABD to move their business from ABD.

Policies and Procedures for Approving Related Person Transactions

In January 2007, the Board of Directors adopted a Related Persons Transaction Policy which prescribes policies and procedures for approving “Related Person Transactions.” The term “Related Person Transactions” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect interest. “Related Person” is defined as:

•	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•

any immediate family member of any of the foregoing persons, which means any spouse, parent, child, stepchild, sibling, mother-in-law, father-in-law, son- and daughter-in-law, and brother- and sister-in-law or anyone in the household (other than tenants or employees); or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The procedures exclude from coverage loans and other extensions of credit by the Company’s bank subsidiary that are governed by the Bank’s Regulation O policies, procedures and applicable law.

The Board has delegated to the Audit Committee the responsibility for reviewing and approving Related Person Transactions (excluding extensions of credit under Regulation O). In evaluating Related Person Transactions, the Audit Committee considers all of the relevant facts and circumstances available to the Committee, including:

•	the benefits to the Company;

•

the impact on a director’s independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

No member of the Audit Committee may participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee may approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. In those instances in which the General Counsel, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting to approve a Related Person Transaction, the Chair of the Audit Committee has delegated authority to approve such transactions between Audit Committee meetings. The Chair is then required to report to the Audit Committee at the next Committee meeting any approvals made pursuant to delegated authority.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, the following procedures apply: (a) if the transaction is pending or ongoing, it will be submitted to the Audit Committee (or the Chair) promptly, and the Committee (or the Chair) will consider all of the relevant facts and circumstances, including those items listed above. Based on the conclusions reached, the Audit Committee (or the Chair) shall evaluate all options, including ratification, amendment or termination of the Related Person Transaction; and (b) if the transaction is completed, the Audit Committee (or the Chair) will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate, and shall request that the Director of Internal Audit evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee (or the Chair) for prior approval and whether any changes to these procedures are recommended.

The lease transactions described under “Certain Relationships and Related Transactions” will be reviewed for ratification purposes under the Related Persons Transaction Policy. Because Mr. Seiler no longer serves on the Board, the Cowper Street lease is not subject to review at this time.

Executive Officers

Set forth below are the names and five-year biographies of Greater Bay Bancorp’s current executive officers.

Name and Age	Principal Occupation and Business Experience
Byron A. Scordelis (57)	President, Chief Executive Officer and a director. Between May 2001 and October 7, 2003, he served as Senior Executive Vice President and Chief Operating Officer of Greater Bay Bancorp. On October 7, 2003, Mr. Scordelis was appointed President of Greater Bay Bancorp, and on January 1, 2004, he also became Chief Executive Officer and a Director of Greater Bay Bancorp. Mr. Scordelis also serves as President and Chief Executive Officer of the Bank. He was employed by Wells Fargo Bank, N.A. from 1998 to 2001 as the Regional President of the San Francisco Bay Area Region and Corporate Executive Vice President. From 1988 to 1998, Mr. Scordelis served as the President and Chief Executive Officer of EurekaBank. He currently serves as a member of the Local Agency Investment Fund Advisory Board for the State of California, the Board of Directors of the California Bankers’ Association, and the Board of Regents of Santa Clara University.

Colleen Anderson (51)	Executive Vice President and President of Greater Bay’s Community Banking Group since December 2004. Ms. Anderson previously served as the Regional President of Wells Fargo Bank’s Southern California Community Banking Group and Executive Vice President and head of Business Banking in California. Earlier, Ms. Anderson managed Well Fargo’s business banking activities in its nine western states prior to the 1998 merger with Norwest Bank. Before moving into business banking in 1991, Ms. Anderson served as district manager for Wells Fargo markets located in Los Angeles and San Francisco. Beginning in 1976, Ms. Anderson held various positions with Crocker Bank.

Allen Gula, Jr. (52)	Executive Vice President and Chief Information Office since June 2006. In 2004, Mr. Gula retired from Franklin Resources, Inc., where he served as Co-President and Chief Information Officer since 1999. From 1991 through 1999, he was an Executive Vice President of Keycorp which had acquired Society Bank where Mr. Gula held various positions since 1982, including Chief Information Officer.

Peggy Hiraoka (52)	Executive Vice President, Human Resources since September 2003. From 2000 to September 2003, Ms. Hiraoka was in charge of her own human capital management consulting firm specializing in employee relations, compensation and organizational development. From April 1998 to May 2000, she served as Executive Director of Human Resources at Stanford University. From 1988 to 1997, she served as Executive Vice President and Chief Administrative Officer at EurekaBank. Prior to EurekaBank, Ms. Hiraoka held various human resources and administrative positions at Bank of America from 1973 to 1988.

Kamran F. Husain (41)	Senior Vice President, Controller and Chief Accounting Officer. Mr. Husain joined Greater Bay Bancorp in April 1999 as Senior Vice President of Finance and Risk Management and has subsequently held roles in corporate development, accounting, financial reporting and planning. From August 1993 to April 1999, he held various positions with PricewaterhouseCoopers LLP, most recently as Senior Audit Manager. Prior to that time, he worked as a Financial Analyst with Kidder Peabody in New York.

Name and Age	Principal Occupation and Business Experience
Linda M. Iannone (49)	Senior Vice President, General Counsel and Corporate Secretary since October 1998. From November 1996 to September 1998, Ms. Iannone served as Associate General Counsel of Aames Financial Corporation, a mortgage banking company located in Los Angeles, California. Prior to joining Aames, she practiced corporate, securities and banking law with Manatt, Phelps & Phillips, LLP in the firm’s Washington, D.C. office, as an associate from 1987 to 1991 and as a partner from 1992 to 1996. Previously, she was an attorney advisor with the U.S. Department of Housing and Urban Development and the U.S. Department of Health and Human Services.

Kenneth A. Shannon (54)	Executive Vice President and Chief Risk Officer since December 2002. Mr. Shannon previously served as Executive Vice President and Chief Credit Officer of California Federal Bank from March 2001 to December 2002, Senior Vice President and Credit Policy Director from October 1994 to March 2001 and First Vice President and Risk Asset Review Director from August 1993 to October 1994. From 1986 until 1993, Mr. Shannon held positions with the Office of Thrift Supervision, including Assistant Regional Director from March 1991 to August 1993.

James S. Westfall (54)	Executive Vice President and Chief Financial Officer since May 2004. From 2000 to April 2004, Mr. Westfall served as Chief Financial Officer of Chela Financial. From 1983 to 1999, Mr. Westfall held various positions with BankAmerica Corporation, most recently as Senior Vice President and Assistant Treasurer. From 1978 to 1983 he served as Manager of Financial Analysis and Planning for Itel Corporation.

How We Compensate Executive Officers

The following sections provide information regarding the Company’s executive compensation programs and amounts paid to the Company’s named executive officers in 2006.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is responsible for approving and executing the Company’s executive compensation program. The key components of our executive compensation program are a competitive market-based salary, an annual incentive plan, long-term performance-based incentive compensation and competitive employee benefits. In establishing each component of compensation, we consider many factors including competitive data provided by our outside consultant, the alignment of executive pay practices with individual, business unit and Company performance, unique requirements for our Company, and the mix of these factors in creating long-term value to our shareholders.

Executive Compensation Objectives

The objective of the Compensation Committee in designing our executive compensation program is to attract and retain key executive talent, ensuring that executives are provided appropriate incentives and overall compensation in a manner that directly aligns pay with performance and supports the long-term interests of and value creation for our shareholders.

Executive Compensation Process

In its process for deciding how to compensate our executives, the Compensation Committee considers the competitive market data provided by its consultant, Company performance and assessments provided by the Chief Executive Officer with regard to each of the executives’ individual and business unit performance. In 2006, the Compensation Committee engaged Mercer Human Resource Consulting, or Mercer, to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee selected a peer group of competitor and/or comparable companies for 2006 that consists of 15 regional banks, both on the West Coast and in other parts of the United States as well as published survey data recommended by Mercer that includes financial institutions of similar size and scope to the Company. The 15 regional bank peer group consisted of the following:

West Coast Regional Banks	Non-West Coast Regional Banks
City National Corporation	Bank of Hawaii Corporation
First Republic Bank	FirstMerit Corporation
Pacific Capital Bancorp	Mercantile Bankshares Corporation
Silicon Valley Bancshares	Sky Financial Group
UCBH Holdings Incorporated	The South Financial Group
Westamerica Bancorporation	Susquehanna Bancshares
UMB Financial Group
Whitney Holding Corporation
Wilmington Trust Corporation

Market-Competitive Levels of Executive Compensation Balanced for Short-term and Long-term Company Performance

To achieve the Compensation Committee’s executive compensation objectives, the Compensation Committee’s target for executive total direct compensation is generally set between the median and the 75th percentile of the peer group data. With respect to the Chief Executive Officer, the Compensation Committee has targeted that approximately 50% of his total direct compensation (not including the funding of his retirement benefits) be short-term compensation (base salary and annual bonus) and the other 50% be in cash and equity based long-term incentive compensation. For other executive officers, the targeted split between short-term and long-term compensation is approximately 60% and 40%, respectively. These splits reflect the Compensation Committee’s philosophy that a significant portion of executive compensation, in particular that of the Chief Executive Officer, be comprised of long-term incentive compensation in order to provide incentives to management to take a long-term view of the Company’s success. Since the annual bonus target for the Chief Executive Officer in 2007 is 100% of base salary, approximately 75% of the Chief Executive Officer’s target total direct compensation opportunity is comprised of performance based compensation.

The key components of the executive compensation program are a competitive market-based salary, an annual incentive plan, a long-term performance-based incentive plan with grants of cash and/or restricted stock, and equity-based compensation in the form of stock options and/or restricted stock, retirement benefits, other employee benefits, and severance and change in control benefits. In establishing each component of compensation as well as the total compensation amount, we consider the competitive market data, individual contribution and unique requirements for our Company.

The Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. In determining executive compensation, the Compensation Committee considers, among many factors, possible tax and accounting consequences to the Company. Tax consequences, including, but not limited to tax deductibility by the Company, are subject to many variables (such as changes in tax laws, regulations or interpretations and the timing and nature of various decisions by our executives regarding stock options and other rights) that are beyond the control of either the Compensation Committee or the Company. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation that are consistent with its compensation goals and preserve deductibility. Many of the plans described below are intended to provide for performance-based awards that comply with Internal Revenue Code Section 162(m) so that awards under those plans that comply with Internal Revenue Code Section 162(m) will be fully deductible. In November 2005, the Compensation Committee decided that future grants of stock options will be nonstatutory stock options instead of incentive stock options because of the tax advantages available to the Company for nonstatutory options and because employees generally do not take full advantage of the tax benefits available to them from incentive stock options.

Fiscal 2006 Executive Compensation

Base Salaries.    Base salaries for 2006 took into consideration the executive’s seniority and experience, the responsibilities and accountabilities of the position, the individual and business unit performance of the executive and, to the extent applicable and available, data on comparable positions in the industry. The Compensation Committee generally pays base salaries with reference to the 75th percentile or higher of the competitive data due to cost-of-living requirements in the San Francisco Bay Area and the experience level of the executives sought for the Company. In some cases, the Compensation Committee has consciously elected to pay at the top of the peer group data in order to recruit and/or retain executive talent. The Compensation Committee set the Chief Executive Officer’s base compensation at the median of the peer group data so that a greater percentage of his total direct compensation is performance based.

Annual Executive Incentive Plan.    The Greater Bay Bancorp 2005 Executive Incentive Plan, or EIP, which is a shareholder-approved plan designed to comply with Internal Revenue Code Section 162(m), provides an annual cash bonus opportunity for Company executives including the executives named in the Summary Compensation Table. As set forth in the EIP, to comply with Internal Revenue Code Section 162(m), the maximum pool of funds available for awards under the plan is 2.5% of the Company’s operating cash flow for the applicable fiscal year. The Compensation Committee determines each participant’s maximum bonus under the EIP to be between the 75th and 90th percentiles of the competitive market. For 2007, based on the recommendation of Mercer and its competitive analysis of the peer group data, the Compensation Committee increased the Chief Executive’s Officer’s target bonus under the EIP from 80% to 100% of base salary, but did not materially adjust the target bonus percentages for the other named executive officers. For 2006, the Compensation Committee established financial performance measures, including earnings per share, return on common equity, loan growth and deposit growth and non-financial measures, including credit quality, human capital and organizational development, and compliance/audit results, that could be used by the Compensation Committee to exercise negative discretion under the EIP. Based on these measures, the Compensation Committee exercised negative discretion to reduce each participant’s bonus to the bonus amounts set forth in column (g) in the Summary Compensation Table. The Compensation Committee accepted the Chief Executive Officer’s recommendation that he receive no bonus for fiscal 2006 and exercised its negative discretion to reduce the bonus that would otherwise have been paid to him under the EIP’s formula to zero.

Long-Term Incentive Compensation.    The Company provides long-term incentive compensation to retain its executives and to provide that a significant portion of their compensation is directly linked with the long-term welfare of the Company. Long-term compensation is generally provided through a combination of equity awards, in the form of stock options and restricted stock. Awards are also made under the Greater Bay Bancorp 2005 Long Term Incentive Plan, or LTIP. Approximately one-half of the total long-term incentive compensation opportunity is based on the LTIP and the other 50% is comprised of equity awards (with options comprising approximately 30% of the equity awards and restricted stock comprising the remaining 20%). It is anticipated that future annual grants of both stock options and restricted stock to executive officers will be issued during an open trading window in May of each year. In addition, the Compensation Committee will review and consider the amount of vested and non-vested equity holdings for executives in determining the magnitude of any equity grants.

The LTIP, which is a shareholder-approved plan designed to comply with Internal Revenue Code Section 162(m), provides executive officers, including the executives named in the Summary Compensation Table, with grants of cash or restricted stock or a combination of the two based on Company performance measures over rolling three-year performance periods. For each three-year period, LTIP participants share in a pool available for awards under the LTIP, the maximum amount of which is the sum of 1% of the Company’s operating cash flow (determined in accordance with generally accepted accounting principles) for each year in the applicable three-year performance period. The Compensation Committee also has established financial performance measures that are used by the Compensation Committee in determining whether and to what extent to exercise negative discretion under the LTIP. The Compensation Committee determines each participant’s share of the pool available for awards under the LTIP and establishes the form of payment between cash and restricted stock at the outset of each three-year performance period.

On April 17, 2006, the Compensation Committee granted non-statutory stock options under the Company’s shareholder-approved 1996 Stock Option Plan As Amended and Restated, or the 1996 Stock Option Plan, to the named executive officers in the amounts set forth in the Grants of Plan-Based Awards Table. The Compensation Committee considered the expense associated with the stock option grants and competitive long-term compensation data provided by Mercer in awarding these amounts to the Company’s executives.

In 2006, the Company adopted an Omnibus Equity Incentive Plan, which was approved by shareholders in May 2006, to replace the 1996 Stock Option Plan. The Company committed to its shareholders that under the Omnibus Equity Incentive Plan, or any non-shareholder-approved plans (of which there are none), it would not grant in fiscal years 2007, 2008, or 2009 a number of shares per fiscal year greater than 2.46% of the number of shares of the Company’s Common Stock that the Company believed would be outstanding at the end of the same fiscal year. In calculating our usage of shares against this 2.46% limitation, full value shares (or restricted stock) are counted as multiples of stock options based on certain specified equivalencies recommended by Institutional Shareholder Services based on the Company’s annual stock price volatility. For the portion of fiscal 2006 after the Omnibus Equity Incentive Plan became effective, awards granted under the Omnibus Equity Incentive Plan covered less than 2.46% of the number of shares of the Company’s Common Stock outstanding at the end of fiscal 2006.

Stock Ownership Guidelines

Executive officers are expected to own a meaningful number of shares of the Company’s stock, and non-employee directors are required to own shares of Company stock having a value that is not less than three times the amount of the annual board retainer. During 2007, it is expected that the Compensation Committee will consider stock ownership guidelines for executives.

Employee Benefits and Perquisites

The Company offers its executive officers 401(k) plan participation as well as health, welfare and other benefits that are generally available to other employees. In addition, the Company provides supplemental employee retirement arrangements to the named executive officers that are more fully described in the Pension Benefits section below.

The Company also offers executives and certain senior officers a nonqualified voluntary deferred compensation plan for the deferral of salary and bonuses at the participant’s election as more fully described in the Nonqualified Deferred Compensation section below.

The Compensation Committee considers the employee benefits provided to executive officers to be reasonable and appropriate and the Compensation Committee, from time to time, evaluates these employee benefits in light of prevailing “best practices.”

The Compensation Committee provided certain perquisites to the named executive officers during 2006 that are identified in the footnotes to the Summary Compensation Table consisting of automobile allowances and club membership dues reimbursements. Management no longer believes that perquisites are necessary to retain talent and recommended that the Compensation Committee eliminate perquisites. The Compensation Committee eliminated all perquisites for the Chief Executive Officer beginning January 1, 2007. Beginning March 1, 2007, the Compensation Committee eliminated the car allowance perquisite for Mr. Westfall, Mr. Shannon and Ms. Hiraoka, which was the only perquisite provided to these officers. In connection with this change, the Compensation Committee made an adjustment to base salaries for these named executive officers effective March 2007. Ms. Anderson continues to be provided a car allowance of $12,000 per year and received a salary increase effective March 2007 based on competitive market data.

Severance and Change in Control Payments

As noted in greater detail below under the Summary Compensation Table and in the section entitled “Employment Contracts, Change in Control Arrangements and Termination of Employment,” the Company (i) has entered into an employment agreement with its Chief Executive Officer which provides severance benefits upon certain triggering events and (ii) fully vests the unvested equity of executive officers upon a change in control (commonly referred to as a single trigger) and provides cash payments upon a qualifying termination of employment in connection with a change in control (commonly referred to as a double trigger). The Company also provides cash severance benefits and some other limited benefits upon a qualifying termination of employment not in connection with a change in control to the Chief Executive Officer, and in the event of a layoff, to the other named executive officers. The Compensation Committee considers these triggering events to be reasonable and necessary from a competitive perspective.

Compensation Committee’s Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John Gatto            Arthur Lund            Glen McLaughlin            Thomas E. Randlett

Compensation Committee Interlocks and Insider Participation

In accordance with the Marketplace rules of the Nasdaq Stock Market, the Compensation Committee is currently comprised entirely of independent directors. Mr. Gatto, Mr. Lund, Mr. McLaughlin, Mr. Randlett and Mr. Seiler served on the Compensation Committee during 2006. In 2006, there was also a subcommittee of the Compensation Committee that made compensatory decisions for the named executive officers and Mr. Seiler was not a member of that subcommittee. Other than Mr. Seiler, none of the Compensation Committee members: (i) has ever been an officer or employee of the Company, (ii) is or was a participant in a “related person” transaction in 2006 or (iii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors. Mr. Seiler, who left the Compensation Committee when he retired from the Board in May 2006, has an interest in a building leased by the Bank.

Executive Compensation Tables

The following tables provide information as to compensation for services of the Company’s principal executive officer, principal financial officer and the three other executive officers of the Company who had the highest total compensation (as determined in accordance with applicable regulations) with respect to fiscal year 2006.

Summary Compensation Table—Fiscal Year 2006

Name and Principal Position (a)	Year (b)	Salary ($) (c) (1)	Stock Awards ($) (e) (2)	Option Awards ($) (f) (3)	Non-Equity Incentive Plan Compensation ($) (g) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h) (5)	All Other Compensation ($) (i) (6)	Total ($) (j)
Byron Scordelis President & CEO	2006	$737,500	$286,929	$182,035	$0	$88,907	$954,555	$2,249,926

James Westfall EVP & CFO	2006	$362,500	$121,889	$49,455	$180,000	$133,368	$37,595	$884,807

Colleen Anderson EVP Community Banking	2006	$358,333	$66,961	$34,487	$180,000	$26,579	$54,034	$720,394

Kenneth Shannon EVP Credit / Risk / Compliance	2006	$320,833	$94,214	$75,115	$200,000	$51,518	$186,005	$927,685

Peggy Hiraoka EVP Human Resources	2006	$266,666	$100,468	$51,042	$165,000	$86,289	$32,135	$701,600

(1)	The amounts in column (c) include amounts voluntarily deferred by each of the named executive officers into their 401(k) plan accounts. For 2006, Ms. Anderson deferred $14,448 and each of the other named executive officers deferred $15,000.

(2)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R), of awards pursuant to the 1996 Stock Option Plan and thus includes amounts from restricted stock awards granted in and prior to 2006. Assumptions used, except for turnover assumptions, in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

(3)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 1996 Stock Option Plan and thus includes amounts from outstanding stock option awards granted in and prior to 2006. Assumptions used, except for turnover assumptions, in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

(4)	The amounts in column (g) reflect the cash awards paid to the named executive officers in 2007 under the EIP for fiscal year 2006 performance after the Compensation Committee’s exercise of negative discretion and as further described in the Grants of Plan-Based Awards Table below.

(5)	The amounts in column (h) represent only the aggregate change in the actuarial present value of the accumulated benefit, measured from December 31, 2005 to December 31, 2006, under the 2005 Supplemental Executive Retirement Plan and individual supplemental employee retirement plan agreements for the named executive officers. The values reflected in column (h) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 and included amounts which the named executive officer may not currently be entitled to receive because such amounts are not yet vested.

(6)	The amounts shown in column (i) include the following for each named executive officer:

	Common Stock Dividends Paid on Unvested Stock	Economic Value of Death Benefit of Life Insurance for Beneficiaries	401(k) Plan Company Matching Contributions	Company Annual Secular Trust Contribution	Company Tax Restoration Payments	Perquisite Amounts
Mr. Scordelis	$22,238	$8,922	$10,475	$485,822	$409,702	$17,396
Mr. Westfall	$9,645	$5,475	$10,475	$0	$0	$12,000
Ms. Anderson	$5,753	$0	$10,475	$0	$11,806	$26,000
Mr. Shannon	$7,470	$1,365	$10,475	$83,922	$70,773	$12,000
Ms. Hiraoka	$7,935	$1,725	$10,475	$0	$0	$12,000

The economic value of the death benefit amounts shown above reflects the annual income imputed to each executive in connection with the split-dollar life insurance policies wholly owned and maintained by the Company for which the Company has fully paid the applicable premiums. In addition, each of the named executive officers received an annual automobile allowance of $12,000 (discontinued in 2007 except for Ms. Anderson) and Mr. Scordelis was also reimbursed $5,396 for country and health club membership dues. Ms. Anderson received temporary housing reimbursement payments of $14,000 and an additional payment of $11,806 which was a tax restoration payment for the housing reimbursement. Ms. Anderson’s housing reimbursement amounts will not recur in 2007. The secular trust contributions for Messrs. Scordelis and Shannon are discussed in greater detail in the Pension Benefits section below. The secular trust contributions and housing payment are taxable income to the executive. The Company provided additional tax restoration payments to reimburse the executive for these taxes. These tax restoration payments were calculated by applying an aggregate marginal tax rate of 45.75%.

The following table provides information on stock options, restricted stock and cash-based performance awards granted in 2006 to each of the Company’s named executive officers. There can be no assurance that the Grant Date Fair Value of the Stock Option Awards will ever by realized. The amount of these option awards that were expensed during 2006 is included in column (f) of the Summary Compensation Table.

Grants of Plan-Based Awards-Fiscal Year 2006

Name (a)	Grant date (b)	Estimated future payouts under Non-equity incentive plan awards			All other option awards: number of securities underlying options (#) (j)	Exercise or base price of option awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c) (3)	Target ($) (d) (3)	Maximum ($) (e) (3)
Byron Scordelis	(1)	$300,000	$600,000	$900,000
	(2)	$281,250	$562,500	$1,124,444
	4/17/06				40,000	$26.91	$385,816

James Westfall	(1)	$120,450	$244,550	$365,000
	(2)	$91,250	$182,500	$365,000
	4/17/06				15,000	$26.91	$144,681

Colleen Anderson	(1)	$120,450	$244,550	$365,000
	(2)	$91,250	$182,500	$366,123
	4/17/06				12,000	$26.91	$115,745

Kenneth Shannon	(1)	$107,250	$217,750	$325,000
	(2)	$81,250	$162,500	$325,000
	4/17/06				12,000	$26.91	$115,745

Peggy Hiraoka	(1)	$81,000	$162,000	$243,000
	(2)	$54,000	$108,000	$216,000
	4/17/06				10,000	$26.91	$96,454

(1)	This award was granted under the EIP for fiscal 2006 and is further described above in the Compensation Discussion and Analysis section. The actual payments from this EIP award are included in column (g) in the Summary Compensation Table.

(2)	This award was granted under the LTIP for the 2006-2008 period and is further described above in the Compensation Discussion and Analysis section. The LTIP award for the 2006-2008 period, if any, would normally be paid out in the first quarter of 2009.

(3)	The target, threshold and maximum values shown for the above EIP and LTIP awards are calculated by multiplying a specified percentage of the executive’s base salary as reflected in the table below:

	EIP for FY 2006			LTIP for FY 2006-2008
	Threshold	Target	Maximum (x)	Threshold	Target	Maximum (y)
Mr. Scordelis	40%	80%	120%	37.5%	75%	149.9%
Mr. Westfall	33%	67%	100%	25%	50%	100.0%
Ms. Anderson	33%	67%	100%	25%	50%	100.3%
Mr. Shannon	33%	67%	100%	25%	50%	100.0%
Ms. Hiraoka	30%	60%	90%	20%	40%	80.0%

The maximum figures as shown above in columns (x) and (y) under the 2006 EIP and LTIP are also subject to their respective maximum pool amounts which are determined based on actual operating cash flow results for the applicable performance period. If the maximum pool amount of the EIP or LTIP pool is decreased due to the operating cash flow results, then each executive’s maximum amount is instead determined based on the following pre-established maximum percentage share of the reduced cash flow pool:

	EIP Maximum Pool Share	LTIP Maximum Pool Share
Mr. Scordelis	34.2%	34.0%
Mr. Westfall	13.8%	11.0%
Ms. Anderson	13.8%	11.1%
Mr. Shannon	12.3%	9.8%
Ms. Hiraoka	9.2%	6.5%

For fiscal year 2006, the maximum pool for all EIP participants based on year-end operating cash flow was $2,235,175 based on the EIP maximum pool formula as follows:

2006 Operating Cash Flow	EIP Pool	Maximum Pool for all EIP Participants
$89,407,000	2.5%	$2,235,175

This $2,235,175 amount was less than the sum of the maximum amounts shown for the EIP in column (e) of the above Grants of Plan-Based Awards table. For all of the named executives, the actual 2006 payouts under the EIP as reflected in the Summary Compensation Table were less than the maximum award amounts shown in column (e) and also below target except for Ms. Hiraoka (who received a target payout under the Grants of Plan-Based Awards table) because of the Compensation Committee’s exercise of its negative discretion.

The maximum pool of funds available for all LTIP participants for the 2006-2008 LTIP awards equals 1% of the Company’s operating cash flow for each year in the 2006-2008 performance period. The maximum pool of funds for the first year of the 3-year LTIP performance period was $894,070 based on the LTIP maximum pool formula as follows:

2006 Operating Cash Flow	LTIP Pool	Calculated Pool for 2006
$89,407,000	1.0%	$894,070

For the LTIP’s 2006-2008 period, the final 3-year average operating cash flow results will not be determined until after the conclusion of fiscal year 2008 and therefore could also generate smaller maximum possible payments than what is shown in column (e) of the Grants of Plan-Based Awards table.

As mentioned in the Compensation Discussion and Analysis section, the Compensation Committee did in fact exercise negative discretion for 2006 and reduced the EIP bonuses. Any LTIP awards that are paid out in 2009 for the 2006-2008 period will be granted in the form of shares of the Company’s Common Stock with 50% in fully vested shares at the time of grant and 50% in restricted shares with one-year vesting based on continued service.

Discussion of Summary Compensation and Grants of Plan-Based Awards Table

Our executive compensation policies and practices are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is described below.

Employment Agreement with Chief Executive Officer

Effective January 1, 2004, the Company entered into a five-year employment agreement with Byron A. Scordelis, our President and Chief Executive Officer. The agreement provides for, among other things, (a) a base salary of no less than $575,000 per year, which the Board may adjust annually in its discretion; (b) bonus compensation determined by the Compensation Committee based on the Company’s performance metrics; (c) a disability insurance policy, the premiums of which (up to a maximum of $5,000 per year) will be paid 50% by the Company and 50% by Mr. Scordelis; (d) the grant of an option to purchase 50,000 shares of Common Stock and a restricted stock grant of 10,000 shares at the first Compensation Committee meeting following the effective date of the Agreement, with future option grants or restricted stock grants in the sole discretion of the Board of Directors; (e) five weeks annual vacation; (f) an automobile allowance of $1,000 per month; (g) supplemental retirement benefits (see “Pension Benefits” section below); (h) reimbursement for ordinary and necessary expenses incurred by Mr. Scordelis in connection with his employment and expenses incurred by Mr. Scordelis associated with promoting the business of the Company; (i) payment by the Company of Mr. Scordelis’ country club and health club dues; (j) payment or reimbursement by the Company of any non-insured cost incurred by Mr. Scordelis for annual physical examinations; (k) non-competition provisions in favor of the Company while Mr. Scordelis is employed by the Company; and (l) provisions prohibiting disclosure of Company confidential information. The Company may terminate the employment agreement with or without cause. For 2006, the Compensation Committee set Mr. Scordelis’ base salary at $750,000 which is at the median of the peer group. The employment agreement’s provisions covering change in control and termination of employment are generally described below in the “Employment Contracts, Change in Control Arrangements and Termination of Employment” section. In 2006, Mr. Scordelis agreed to waive the provisions regarding the automobile allowance and country club and health club dues.

1996 Stock Option Plan As Amended and Restated

The April 2006 stock option awards shown in the above table were granted under the 1996 Stock Option Plan and will vest in 20% annual increments over a five-year period from the date of grant subject to the executive continuing to render services to the Company and subject to earlier vesting upon a change in control or, in the case of Mr. Scordelis, involuntary termination of services without cause by the Company. The options have ten-year terms subject to earlier expiration if the executive ceases to render services to the Company.

The following table shows the number of Company common shares covered by exercisable and unexercisable stock options and the number of Company unvested restricted common shares held by the Company’s named executive officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year End—2006

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Option exercise price ($) (e)	Option expiration date (f)		Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)
Byron Scordelis	20,000	0	$25.0200	5/15/2011	(1)
	20,000	0	$25.7300	12/10/2011	(2)
	23,997	16,003	$17.1800	1/21/2013	(4)
	50,000	0	$28.9200	1/19/2014	(7)
	8,000	32,000	$23.5750	4/25/2015	(10)
	0	40,000	$26.9100	4/17/2016	(11)
						35,000	$921,550

James Westfall	20,000	0	$27.6900	5/24/2014	(8)
	3,200	12,800	$23.5750	4/25/2015	(10)
	0	15,000	$26.9100	4/17/2016	(11)
						15,000	$394,950

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Option exercise price ($) (e)	Option expiration date (f)		Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)
Colleen Anderson	20,000	0	$27.7200	1/24/2015	(9)
	2,000	8,000	$23.5750	4/25/2015	(10)
	0	12,000	$26.9100	4/17/2016	(11)
						9,000	$236,970

Kenneth Shannon	12,000	3,000	$17.5100	12/16/2012	(3)
	3,000	2,000	$14.1810	3/25/2013	(5)
	25,000	0	$28.9200	1/19/2014	(7)
	3,200	12,800	$23.5750	4/25/2015	(10)
	0	12,000	$26.9100	4/17/2016	(11)
						12,000	$315,960

Peggy Hiraoka	9,000	6,000	$21.9800	9/22/2013	(6)
	10,000	0	$28.9200	1/19/2014	(7)
	1,600	6,400	$23.5750	4/25/2015	(10)
	0	10,000	$26.9100	4/17/2016	(11)
						12,000	$315,960

All option awards in the above table: (i) vest and become exercisable in equal 20% increments in accordance with the below table (subject to earlier vesting upon a change in control or, in the case of Mr. Scordelis, involuntary termination of services without cause by the Company) with the specific grant and vesting dates shown in the table below; (ii) have a ten-year term subject to the executive continuing to render services; and (iii) have a per share exercise price equal to the fair market value of a Company common share on the date of grant.

The following vesting schedule pertains to the option awards identified by their expiration dates in column (f) from the above table:

Vesting Schedule for Stock Options

	Option Grant Dates	20% Incremental Vesting Dates
(1)	5/15/01	5/15/02, 5/15/03, 5/15/04, 5/15/05, 5/15/06
(2)	12/10/01	12/10/02, 12/10/03, 12/10/04, 12/10/05, 12/10/06
(3)	12/16/02	12/16/03, 12/16/04, 12/16/05, 12/16/06, 12/16/07
(4)	1/21/03	1/21/04, 1/21/05, 1/21/06, 1/21/07, 1/21/08
(5)	3/25/03	3/25/04, 3/25/05, 3/25/06, 3/25/07, 3/25/08
(6)	9/22/03	9/22/04, 9/22/05, 9/22/06, 9/22/07, 9/22/08
(7)	1/19/04	1/19/05, 1/19/06, 1/19/07, 1/19/08, 1/19/09
(8)	5/24/04	5/24/05, 5/24/06, 5/24/07, 5/24/08, 5/24/09
(9)	1/24/05	1/24/06, 1/24/07, 1/24/08, 1/24/09, 1/24/10
(10)	4/25/05	4/25/06, 4/25/07, 4/25/08, 4/25/09, 4/25/10
(11)	4/17/06	4/17/07, 4/17/08, 4/17/09, 4/17/10, 4/17/11

The market value of shares of restricted stock that have not vested is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our Common Stock at December 29, 2006, which was $26.33. The vesting of these shares reflected in column (g) above is shown in the following table.

Vesting Schedule for Restricted Shares

Name	Number of Shares Vesting on each Vesting Date	Vesting Dates
Mr. Scordelis	2,000	1/19/07, 1/19/08, 1/19/09
	1,000	1/21/07, 1/21/08
	27,000	4/25/08

Mr. Westfall	1,000	5/24/07, 5/24/08, 5/24/09
	12,000	4/25/08

Ms. Anderson	1,000	1/24/07, 1/24/08, 1/24/09, 1/24/10
	5,000	4/25/08

Mr. Shannon	12,000	4/25/08

Ms. Hiraoka	1,000	9/22/07, 9/22/08
	10,000	4/25/08

In December 2005, the Company accelerated the vesting of stock options which had an exercise price of $25.54 or greater, including those granted to directors and executive officers. The Company determined that this acceleration was in the best interests of the shareholders as it reduced compensation expense in future periods in view of the compensation expensing requirements of FAS 123(R) effective January 1, 2006. In connection with this accelerated vesting, each director and executive officer entered into an agreement with the Company generally committing under most circumstances to not sell any stock received on exercise of any such option prior to the date on which the option would have been exercisable without regard to the acceleration.

The following table shows the number of restricted shares of Company Common Stock that vested during 2006, along with their market value at the time of vesting, for each of the named executive officers. None of the Company’s named executive officers exercised any stock options during fiscal year 2006.

Option Exercises and Stock Vested—Fiscal Year 2006

	Stock awards
Name (a)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Byron Scordelis	3,000	$80,370
James Westfall	1,000	$28,880
Colleen Anderson	1,000	$26,810
Kenneth Shannon	—	$—
Peggy Hiraoka	1,000	$28,030

The values realized in column (e) reflect the aggregate market value of the vesting shares on the dates of vesting.

Pension Benefits

Prior to 2005, the Company entered into individual defined benefit supplemental employee retirement agreements, or SERPs, with Mr. Scordelis, Mr. Westfall, Mr. Shannon and Ms. Hiraoka. The SERPs are

generally unfunded and are not tax qualified. However, a component of the SERPs for Messrs. Scordelis and Shannon is funded through individual secular trusts. The assets of these secular trusts consist of insurance policies on the life of Mr. Scordelis and Mr. Shannon, respectively. Secular trusts, which are fully owned by the executive and taxable to the executive, have historically been used to provide protection to an executive in the event their employer became insolvent. The Company does not intend to use secular trusts in the future.

The unfunded portion of the SERPs for Mr. Scordelis, Mr. Westfall, Mr. Shannon, and Ms. Hiraoka provide for a normal retirement benefit payable at age 62 and for the executive officer’s life in monthly amounts of $13,417, $24,908, $9,622, and $17,079, respectively. This benefit is generally payable upon termination of employment following the executive’s attainment of age 62 and increases 3% each year after payments begin.

Under the funded portion of the SERPs for Mr. Scordelis and Mr. Shannon, the Company is required to make annual contributions to their secular trusts (which are at all times vested and owned by the executive). Distributions to the executive from the funded portion of his individual SERP secular trust will generally not be subject to income taxes because income taxes were previously assessed on the Company’s contributions at the time they were made into the secular trust. When the executive becomes eligible to receive a retirement benefit under his unfunded individual SERP, the Company is required to make a final contribution if necessary, to fund or true-up the then vested portion of the projected annual funded SERP benefit. The projected annual funded SERP benefit is paid over 23 years in the amount of $144,900 for Mr. Scordelis and $69,276 for Mr. Shannon, commencing the year in which the executive attains age 62 (with annual increases of 3% thereafter). In the event the executive’s employment is terminated due to disability or in connection with a change in control, the funded individual SERP true-up will be calculated in an amount necessary to fund 100% of such projected annual benefit.

The Company provides Mr. Scordelis and Mr. Shannon with an annual tax restoration payment, as shown in the Summary Compensation Table, in connection with the annual contributions to their individual funded SERPs.

The following vesting percentages apply to the unfunded portion of the individual SERPs and are also used to determine the funded SERP true-up for Messrs. Scordelis and Shannon, if any.

End of Year Prior to Termination	Mr. Scordelis	Mr. Westfall	Mr. Shannon	Ms. Hiraoka
12/31/06	20%	0%	0%	0%
12/31/07	40%	0%	20%	20%
12/31/08	60%	0%	40%	40%
12/31/09	80%	20%	60%	60%
12/31/10	100%	40%	80%	80%
12/31/11	100%	60%	100%	100%
12/31/12	100%	80%	100%	100%
12/31/13	100%	100%	100%	100%

In 2005, the Company adopted the Greater Bay Bancorp 2005 Supplemental Executive Retirement Plan, or 2005 SERP, for executives without individual SERPs. The 2005 SERP is a noncontributory defined benefit retirement plan that is unfunded and not tax qualified. The Company does not intend to replicate the individually negotiated legacy SERP agreements and instead will use the 2005 SERP to provide supplemental retirement benefits for executives on a going forward basis. Currently, Ms. Anderson is the only named executive officer participating in the 2005 SERP.

The normal retirement benefit payable under the 2005 SERP to an executive officer who retires after reaching Social Security retirement age is an annual benefit payable in monthly installments in the form of a single life annuity commencing in the seventh month following retirement. The annual benefit amount equals 2% of the executive’s final average compensation multiplied by the executive’s full years of credited service, up to 25 years, less the sum of (i) the executive’s Social Security benefit, multiplied by the ratio of the executive’s years of credited service to 30 years, (ii) the executive’s 401(k) matching benefit; and (iii) the executive’s restoration plan benefit.

Unfunded Individual Supplemental Employee Retirement Plan Termination Benefits

If the executive’s employment terminates between ages 59 1/2 and 62, other than for cause or due to death, the executive is entitled to immediately commence receiving payment of the applicable vested percentage as defined in the individual SERP of the annual normal retirement benefit reduced by 5/12% per each month that the benefit commencement date precedes the executive’s attainment of age 62. Mr. Westfall’s benefit is instead payable commencing with the 7th month following the month in which his employment terminates with a first installment equal to 7/12ths of the annual normal retirement benefit.

If the executive’s employment is terminated by the Company without cause prior to age 59 1/2, the executive is entitled to the applicable vested percentage of the executive officer’s normal retirement benefit under the individual SERP, commencing in the month following the executive’s attainment of age 62.

If the executive resigns prior to age 59 1/2, the executive will be entitled to his or her monthly normal retirement benefit under the individual SERP only if he or she is then fully vested, otherwise the executive will not be entitled to any benefit. This benefit commences in the month following the executive’s attainment of age 62. If the executive’s employment is terminated by the Company for cause at any time, the executive is not entitled to receive any retirement benefits under the SERP.

If the executive becomes disabled prior to age 62 or terminates employment in connection with a change in control, the executive will be entitled to his or her monthly normal retirement benefit under the individual SERP, commencing in the month following the later of the executive’s termination of employment (for Mr. Westfall, the 7th month following a termination in connection with a change in control) or the executive’s attainment of age 62. Except in the case of Mr. Westfall, in the case of disability, the executive may instead elect to receive a fully vested early retirement benefit as described above, commencing on the first day of any month elected by the executive following his or her termination of employment. The SERPs provide for a gross up amount to cover on an after-tax basis any excise taxes under Internal Revenue Code Section 4999.

2005 SERP Termination Benefits

Under the 2005 SERP, if the executive’s employment is terminated in connection with a change in control, the executive will receive the normal retirement benefit, calculated as of the executive’s last day of employment, beginning in the month following the later of the executive’s employment termination or attainment of retirement age. If the executive retires on or after age 55 with at least ten years of service or incurs a disability prior to the normal retirement date, the executive is entitled to the normal retirement benefit reduced by 5/12% for each month by which the executive’s retirement date precedes the normal retirement date. If an executive dies and is married or has a registered domestic partner, such spouse or registered domestic partner will be entitled to receive a 50% survivor benefit as if the executive had retired and commenced receiving a disability or normal retirement benefit, as the case may be.

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the unfunded SERPs and the 2005 SERP, as applicable, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits—Fiscal Year 2006

Name (a)	Plan name (b)	Number of years credited service (#) (c)	Present value of accumulated benefit ($) (d) (1)	Payments during last fiscal year ($) (e)
Byron Scordelis (2)	Supplemental Compensation Benefits Agreement	6	$1,879,605	$0
James Westfall	Supplemental Compensation Benefits Agreement	3	$2,909,699	$0
Colleen Anderson	2005 Supplemental Executive Retirement Plan	2	$39,480	$0
Kenneth Shannon (2)	Supplemental Compensation Benefits Agreement	5	$1,123,976	$0
Peggy Hiraoka	Supplemental Compensation Benefits Agreement	4	$1,942,215	$0

(1)	The amounts in column (d) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

(2)	In addition to the pension benefits shown in column (d), the Company is obligated to make annual contributions to the funded portion of the individual SERP secular trusts on behalf of Messrs. Scordelis and Shannon. These executives also receive a tax restoration payment in connection with these contributions. The aggregate amount of the contributions and tax restoration payments in 2006 are shown above in footnote 6 to the Summary Compensation Table. As of December 31, 2006, the aggregate cash surrender values of the life insurance policies contained within the secular trusts for Mr. Scordelis and Mr. Shannon were $1,461,032 and $292,300, respectively.

Nonqualified Deferred Compensation

Under the Greater Bay Bancorp 1997 Elective Deferred Compensation Plan, or the 1997 DCP, eligible employees, including Mr. Scordelis, have unfunded account balances relating to compensation deferred during 1997 through 2003. Mr. Scordelis is fully vested in his account balance. Through April 30, 2004, 1997 DCP account balances earned hypothetical interest based on a long-term interest reference rate. Since May 1, 2004, account balances are adjusted for hypothetical earnings and losses based on employee elected investments in selected mutual funds. Payouts under the 1997 DCP are made in a lump sum or installments as elected by the participant and commence within 60 days following the participant’s death or date elected by the participant. If a participant dies while receiving installments, the 1997 DCP committee may pay the remaining installments in a lump sum.

In 2004, the Company adopted the Greater Bay Bancorp 2004 Voluntary Deferred Compensation Plan, or the 2004 DCP, which has since been amended and restated as the Greater Bay Bancorp 2005 Voluntary Deferred Compensation Plan, or 2005 DCP. The 2005 DCP allows eligible employees, including each of the named executive officers, to defer up to 50% of his or her base salary and up to 100% of his or her annual bonus. All participants are fully vested at all times in their account balances under the 2005 DCP, which are adjusted for hypothetical earnings and losses based on employee elected investments in selected mutual funds. Payout of amounts deferred under the 2005 DCP (and earnings on those amounts) is generally made in a lump sum or 5-year installments, as elected by the participant.

The following table shows the executives’ contributions and earnings during 2006 and account balances as of December 31, 2006 for the named executive officers under the Company’s nonqualified deferred compensation plans. The Company did not make any contributions to these plans during 2006.

Nonqualified Deferred Compensation—Fiscal Year 2006

Name (a)	Executive contributions in last FY ($) (b) (4)		Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($) (d) (4)		Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($) (f) (5)
Byron Scordelis	$369,563	(4)	$0	$40,125	(1)	$0	$409,688	(1)
				$39,624	(2)		$352,490	(2)
				$47,001	(3)		$1,109,869	(3)

James Westfall	$0		$0	$11,487	(2)	$0	$140,442	(2)

Colleen Anderson	$0		$0	$0		$0	$0

Kenneth Shannon	$0		$0	$0		$0	$0

Peggy Hiraoka	$0		$0	$0		$0	$0

(1)	Reflects earnings on deferred compensation (d) and the deferred compensation balance (f) for the named executive under the 2005 DCP.

(2)	Reflects earnings on deferred compensation (d) and the deferred compensation balance (f) for the named executive under the 2004 DCP.

(3)	Reflects earnings on deferred compensation (d) and the deferred compensation balance (f) for the named executive under the 1997 DCP.

(4)	No portion of these amounts was reported in the 2006 Summary Compensation Table.

(5)	With respect to Mr. Scordelis, $1,629,565 of the amounts reported in column (f) were previously reported in Summary Compensation Tables for fiscal years prior to 2006. With respect to Mr. Westfall, $75,417 of the amount reported in column (f) was previously reported in Summary Compensation Tables for fiscal years prior to 2006.

Employment Contracts, Change in Control Arrangements and Termination of Employment

Employment Agreement with Mr. Scordelis

Below is a summary of the severance and change in control provisions under Mr. Scordelis’ employment agreement.

Termination by the Company without Cause/Voluntary Termination of Employment by the Executive for Good Reason

Prior to a change in control, if Mr. Scordelis is terminated without cause or resigns for good reason, he will be entitled to (i) a lump sum payment equal to 30 months of base salary plus three times the average of any annual or incentive bonuses paid to him over the immediately preceding three years and (ii) three additional years of age and service under his SERP. In addition, all restricted stock, stock options and other equity incentives held by Mr. Scordelis would immediately vest. As defined in the agreement, “good reason” means (a) any diminution in Mr. Scordelis’ title, position, duties or responsibilities; (b) any adverse change in his base salary; (c) any relocation outside of the San Francisco Bay Area; or (d) any material breach of the agreement by the Company.

In the event of (i) Mr. Scordelis’ termination by the Company without cause, (ii) any adverse change in Mr. Scordelis’ position, responsibilities, duties, salary, benefits or location of employment, or (iii) a demotion, significant diminution or constructive termination of Mr. Scordelis’ employment within two years of a change in control, he will be entitled to receive severance pay from the Company equal to 36 months of base salary plus three times the average of any annual or incentive bonus paid to him over the immediately preceding three years. Mr. Scordelis is also entitled to these payments if he resigns for any reason within 30 days after the sixth month anniversary of the change in control. The Company will also pay Mr. Scordelis a tax restoration benefit if his payments are subject to excise tax under Internal Revenue Code Section 4999.

Change in Control Pay Plan II Description

The named executive officers (other than Mr. Scordelis) are eligible to participate in the Greater Bay Bancorp Change in Control Pay Plan II.

This plan provides for severance benefits, conditioned on a release of claims, payable by the Company, if the executive’s employment is terminated by the Company without cause or constructively terminated (by not being offered a position of comparable pay and status) within three (3) years of a change in control.

The benefits under the plan are 30 months of Pay, a tax restoration payment if the payment is subject to excise taxes under Internal Revenue Code Section 4999, a prorated bonus based on the average annual incentive bonuses for the immediately preceding three-year period, health and life insurance coverage for up to 24 months, and out-placement services. Benefits under this plan are paid in equal installments over a period of up to 24 months and may be delayed for a period of 6 months if required to avoid the excise tax imposed by Section 409A of the Internal Revenue Code. “Pay” under this plan means the participant’s rate of annual salary on the date of termination and the average annual and/or incentive bonuses paid for the three years immediately preceding the date of termination.

Severance Plan II

The named executive officers (other than Mr. Scordelis) are eligible to participate in the Greater Bay Bancorp Severance Plan II.

This plan provides for severance benefits, conditioned on a release of claims, payable by the Company, in the event of a layoff, which means an involuntary termination due to a business-based reduction in force, including cost reduction, business or process reorganization/re-engineering, reassignment of duties, lack of/insufficient duties, or elimination of a position.

The amount of the benefit is 12 months of Pay plus additional weeks of Pay based on the participant’s full years of service as follows (up to a maximum of 18 months of Pay):

Number of Full Years of Service	Number of Weeks Per Full Year of Service
Less than 1 year	0 weeks
1 year to 4 years	1 week
5 years to 10 years	2 weeks
11 years or more	3 weeks

“Pay” under the Severance Plan II means the participant’s rate of annual base salary or wages on the date of employment termination.

Executives who elect COBRA continuation coverage will also have the Company-paid portion of their coverage paid during the severance period until they become covered by another group health plan. Benefits under this plan are paid in a lump sum within 30 days after receipt by the Company of an executed waiver and release agreement and may be delayed for a period of 6 months if required to avoid the excise tax imposed by

Section 409A of the Internal Revenue Code. The severance benefits payable to any participant under this plan will be reduced to $1.00 less than the amount that would otherwise trigger excise taxes under Internal Revenue Code Section 4999.

Split Dollar Life Insurance Agreements

The Company has entered into split dollar life insurance agreements with Mr. Scordelis, Mr. Westfall, Mr. Shannon and Ms. Hiraoka. The insurance policies supporting the split dollar life insurance agreements are wholly-owned by the Company and as such, premiums on the policies were paid by the Company. The division of the death proceeds under the policies is summarized below, although in all cases the executive’s designated beneficiaries will receive the lesser of $50,000 ($400,000 for Mr. Scordelis) or the net-at-risk insurance portion of the proceeds from the policy irrespective of the timing and manner of the executive’s termination of employment.

If the executive’s employment terminates by reason of death, disability, or in connection with a change in control, the executive’s beneficiaries will be entitled at the time of the executive’s death to the lesser of (i) $2,000,000 for Mr. Scordelis, $1,500,000 for Mr. Westfall, Mr. Shannon and Ms. Hiraoka or (ii) 100% of the total proceeds of the policy less the cash value of the insurance policy.

If, prior to death, the executive’s employment is terminated by the Company without cause or the executive terminates his or her employment after the earlier of the executive’s attaining age 59 1/2 or the date on which the executive is 100% vested (under the SERP vesting rules), the executive’s beneficiaries will be entitled at the time of the executive’s death to the vested percentage of the proceeds described in the preceding paragraph.

Potential Payment Estimates

The summary and table below describe and estimate the amount of compensation payable to each named executive officer under various employment termination scenarios and in the event of a change in control under all compensatory arrangements of the Company other than nondiscriminatory arrangements that are generally available to salaried employees. The amounts shown in the following table are estimates only and assume that such termination, change in control, death or disability was effective as of the last business day of fiscal 2006 which was December 29, 2006.

Payments Made Upon Resignation or Termination for Cause

If the executive resigns or is terminated by the Company for cause, the executive will be entitled to the following:

•

except for Ms. Anderson, in the case of a resignation, his or her normal retirement benefit (commencing at age 62) under the unfunded individual SERPs only if the executive is already 100% vested at termination;

•

except for Ms. Anderson, upon the executive’s death, the executive’s designated beneficiaries will receive the lesser of $50,000 ($400,000 for Mr. Scordelis) or the net-at-risk insurance portion of the proceeds from the executive’s split-dollar life insurance policy; and

•

in the case of Mr. Scordelis and Mr. Shannon, the then funded portion of the individual SERP and a true-up contribution to his funded individual SERP, if needed, only if the executive is already 100% vested in the unfunded individual SERP.

In the event that there had been a hypothetical resignation without good reason or termination of employment for cause by the Company on December 29, 2006, the executives’ beneficiaries would be entitled to receive the split-dollar life insurance amounts shown in the above second bullet and Messrs. Scordelis and Shannon would receive $1,461,032 and $292,300, respectively, for their then funded portions of their SERP.

Payments Made Upon Termination Without Cause (Layoff) or for Good Reason

If a named executive officer’s employment is terminated without cause or in the case of Mr. Scordelis, the executive officer terminates his employment for good reason, the officer will be entitled to the following:

•	in the case of Mr. Scordelis, the severance benefits under his employment agreement;

•	except for Mr. Scordelis, layoff benefits under the Company’s Severance Plan II (these apply only in the case of a layoff);

•	except for Ms. Anderson, in the case of a termination without cause, the applicable vested percentage of his or her normal retirement benefit (commencing at age 62) under the unfunded individual SERP;

•

except for Ms. Anderson, upon the executive’s death, the executive’s designated beneficiaries will receive the lesser of $50,000 ($400,000 for Mr. Scordelis) or the net-at-risk insurance portion of the proceeds from the executive’s split-dollar life insurance policy; and

•

in the case of Mr. Scordelis and Mr. Shannon, the then funded portion of his individual SERP and a true-up contribution to his funded individual SERP, if needed, at the applicable vesting percentage of the unfunded individual SERP benefit.

In addition to the assumptions expressed in the table below, the following assumptions were also utilized:

•	A layoff occurred which triggered severance benefits for the named executive officers who are covered under Severance Plan II;

•	The balance in the executives’ secular trusts were assumed to be sufficient to cover the funded individual SERPs so that no funded SERP true-up was necessary; and

•

Under the EIP, the Compensation Committee has the authority to accelerate an award and to waive restrictive conditions for the award as the Compensation Committee deems appropriate. The EIP 2006 award was previously paid as shown in the Summary Compensation Table and is therefore not included in the table below.

Payments Made Upon Retirement or Early Retirement

In the case of retirement or early retirement, the executive will be entitled to the following:

•	full vesting of restricted stock at retirement (age 65) under the Company’s 1996 Stock Option Plan As Amended and Restated;

•	pro-rata vesting of stock awards (other than options) at retirement (age 65) under the Omnibus Equity Incentive Plan;

•	pro-rata payment of LTIP and EIP incentive awards at retirement (age 62), based on actual results as of the end of the applicable performance period;

•	except for Ms. Anderson, the normal retirement benefit or early retirement benefit, as applicable, under the unfunded individual SERPs;

•

in the case of Mr. Scordelis and Mr. Shannon, the then funded portion of his individual SERP and a true-up contribution to his funded individual SERP, if needed, at the applicable vesting percentage of the unfunded individual SERP benefit;

•

except for Ms. Anderson, upon the executive’s death, the executive’s designated beneficiaries will receive the lesser of $50,000 ($400,000 for Mr. Scordelis) or the net-at-risk insurance portion of the proceeds from the executive’s split-dollar life insurance policy; and

•	in the case of Ms. Anderson, a normal or early retirement benefit under the 2005 SERP.

Since none of the executives are currently eligible for early or normal retirement, if there had been a hypothetical “retirement” on December 29, 2006, the executives’ beneficiaries would be entitled to receive the split-dollar life insurance amounts shown in the above seventh bullet and Messrs. Scordelis and Shannon would receive $1,461,032 and $292,300, respectively, for their then funded SERPs.

Payments Made Upon Death

In the event the employment of an executive terminates by reason of death, the executive’s designated beneficiary(ies) will be entitled to the following:

•	full vesting of restricted stock under the Company’s 1996 Stock Option Plan As Amended and Restated;

•	pro-rata vesting of stock awards (other than options) under the Omnibus Equity Incentive Plan;

•	pro-rata payment of LTIP and EIP incentives at the target value of the individual’s award within 90 days of death;

•	in the case of Mr. Scordelis and Mr. Shannon, the then funded portion of his individual SERP;

•

except for Ms. Anderson, upon the executive’s death, the executive’s designated beneficiaries will receive the lesser of (i) $2,000,000 for Mr. Scordelis and $1,500,000 for the other executives or (ii) 100% of the total proceeds of the executive’s split-dollar life insurance policy less the cash value of the policy; and

•	Ms. Anderson’s beneficiary would receive a death benefit under the 2005 SERP.

In addition to the assumptions expressed in the table below, the following assumptions were also utilized:

•	The EIP is paid at target as shown in column (d) of the Grants of Plan-Based Awards table.

Payments Made Upon Disability

In the event the employment of an executive terminates by reason of disability, the executive will be entitled to the following:

•	full vesting of restricted stock under the Company’s 1996 Stock Option Plan As Amended and Restated;

•	pro-rata vesting of stock awards (other than options) under the Omnibus Equity Incentive Plan;

•	pro-rata payment of LTIP and EIP incentives at the target value of the individual’s award within 90 days of disability;

•	with the exception of Ms. Anderson, a normal retirement benefit under his or her individual unfunded SERP at age 62;

•

in the case of Mr. Scordelis and Mr. Shannon, the then funded portion of his individual SERP and a true-up contribution to his funded individual SERP, if needed, by the time the unfunded individual SERP benefit commences;

•

except for Ms. Anderson, upon the executive’s death, the executive’s designated beneficiaries will receive the lesser of (i) $2,000,000 for Mr. Scordelis and $1,500,000 for the other executives or (ii) 100% of the total proceeds of the executive’s split-dollar life insurance policy less the cash value of the policy; and

•	Ms. Anderson would receive a disability benefit under the 2005 SERP.

In addition to the assumptions expressed in the table below, the following assumptions were also utilized:

•	The EIP is paid at target as shown in column (d) of the Grants of Plan-Based Awards table; and

•	The balance in the executives’ funded individual SERPs were assumed to be sufficient so that no funded SERP true-up was necessary.

Payments Made Upon a Change in Control

In the event of change in control, all equity-based awards held by the executives will vest in full on a single trigger basis. In addition if the employment of an executive terminates in connection with a change in control, the executive will be entitled to the following:

•	LTIP awards will vest and be paid out based on the actual accrued pool for the year in which the change in control occurs, at the sole discretion of the Compensation Committee;

•	in the case of Mr. Scordelis, the change in control benefits under his employment agreement;

•	except for Mr. Scordelis, the change in control benefits under the Change in Control Pay Plan II;

•	except for Ms. Anderson, a normal retirement benefit under his or her individual unfunded SERP;

•

in the case of Mr. Scordelis and Mr. Shannon, the then funded portion of his individual SERP and a true-up contribution to his funded individual SERP, if needed, by the time the unfunded SERP benefit commences;

•

except for Ms. Anderson, upon the executive’s death, the executive’s designated beneficiaries will receive the lesser of (i) $2,000,000 for Mr. Scordelis and $1,500,000 for the other executives or (ii) 100% of the total proceeds of the executive’s split-dollar life insurance policy less the cash value of the policy; and

•	in the case of Ms. Anderson, a change in control benefit under the 2005 SERP.

In addition to the assumptions expressed in the table below, the following assumptions were also utilized:

•	Health and life insurance premiums as estimated for each individual executive consistent with current insurance costs;

•	Outplacement services: $20,000;

•

Under the EIP, the Compensation Committee has the authority to accelerate an award and to waive restrictive conditions for the award as the Compensation Committee deems appropriate. The EIP 2006 award was previously paid as shown in the Summary Compensation Table and is not included in the table below;

•	December 2006 applicable federal rates used in parachute payment excise tax restoration computations;

•	45.75% aggregate individual marginal income tax rate; and

•	Incomplete LTIP periods were paid out at accrued values.

Below is a table showing estimated post-termination payments for the above alternative hypothetical scenarios.

	Involuntary Termination without Cause (or Layoff)	Change in Control	Death	Disability
Byron Scordelis
Cash Severance for Annual Salary and Bonus	$2,925,000	$3,300,000	$0	$0
2006 EIP Payments (at target for death/disability)	$0	$0	$600,000	$600,000
LTIP Payments	$0	$56,780	$562,500	$562,500
Unvested Options (Accelerated)	$234,587	$234,587	$0	$0
Unvested Restricted Stock Awards (Accelerated)	$921,550	$921,550	$921,550	$921,550
Unfunded SERP (Portion Vested at 12-31-06; payment starts at 62)	$375,921	$375,921	$0	$375,921
Unfunded SERP (Present Value Acceleration; payment starts at 62)	$1,127,763	$1,503,684	$0	$1,503,684
Secular Trust Contributions & Tax Restoration	$0	$3,950,984	$0	$3,950,984
Health & Life Insurance Premiums	$0	$0	$0	$0
Split-Dollar Insurance Death Benefits (upon death)	$400,000	$2,000,000	$2,000,000	$2,000,000
Outplacement Services (Layoff)	$0	$0	$0	$0
IRC 280G Excise Tax Restoration	$0	$2,889,409	$0	$0
Total:	$5,984,821	$15,232,915	$4,084,050	$9,914,639

James Westfall
Cash Severance for Annual Salary and Bonus	$379,038	$1,542,500	$0	$0
2006 EIP Payments (at target for death/disability)	$0	$0	$244,550	$244,550
LTIP Payments	$0	$18,370	$182,500	$182,500
Unvested Options (Accelerated)	$0	$35,264	$0	$0
Unvested Restricted Stock Awards (Accelerated)	$0	$394,950	$394,950	$394,950
Unfunded SERP (Present Value Acceleration; payment starts at 62)	$0	$2,909,699	$0	$2,909,699
Health & Life Insurance Premiums	$6,750	$16,786	$0	$0
Split-Dollar Insurance Death Benefits (upon death)	$50,000	$1,500,000	$1,500,000	$1,500,000
Outplacement Services (Layoff)	$0	$20,000	$0	$0
IRC 280G Excise Tax Restoration	$0	$1,872,515	$0	$0
Total:	$435,788	$8,310,084	$2,322,000	$5,231,699

Colleen Anderson
Cash Severance for Annual Salary and Bonus	$379,038	$1,437,500	$0	$0
2006 EIP Payments (at target for death/disability)	$0	$0	$244,550	$244,550
LTIP Payments	$0	$18,537	$182,500	$182,500
Unvested Options (Accelerated)	$0	$22,040	$0	$0
Unvested Restricted Stock Awards (Accelerated)	$0	$236,970	$236,970	$236,970
Unfunded SERP (Present Value Acceleration; payment starts at 67)	$0	$39,480	$0	$0
2005 SERP Death/Disability Benefit	$0	$0	$15,300	$30,111
Health & Life Insurance Premiums	$0	$935	$0	$0
Outplacement Services (Layoff)	$0	$20,000	$0	$0
IRC 280G Excise Tax Restoration	$0	$656,550	$0	$0
Total:	$379,038	$2,432,012	$679,320	$694,131

Kenneth Shannon
Cash Severance for Annual Salary and Bonus	$350,000	$1,617,500	$0	$0
2006 EIP Payments (at target for death/disability)	$0	$0	$217,750	$217,750
LTIP Payments	$0	$16,366	$162,500	$162,500
Unvested Options (Accelerated)	$0	$86,022	$0	$0
Unvested Restricted Stock Awards (Accelerated)	$0	$315,960	$315,960	$315,960
Unfunded SERP (Present Value Acceleration; payment starts at 62)	$0	$1,123,976	$0	$1,123,976
Secular Trust Contributions & Tax Restoration	$0	$1,237,560	$0	$1,237,560
Health & Life Insurance Premiums	$12,784	$28,372	$0	$0
Split-Dollar Insurance Death Benefits (upon death)	$50,000	$1,500,000	$1,500,000	$1,500,000
Outplacement Services (Layoff)	$0	$20,000	$0	$0
IRC 280G Excise Tax Restoration	$0	$1,581,495	$0	$0
Total:	$412,784	$7,527,251	$2,196,210	$4,557,746

	Involuntary Termination without Cause (or Layoff)	Change in Control	Death	Disability

Peggy Hiraoka
Cash Severance for Annual Salary and Bonus	$285,577	$1,211,666	$0	$0
2006 EIP Payments (at target for death/disability)	$0	$0	$162,000	$162,000
LTIP Payments	$0	$10,855	$108,000	$108,000
Unvested Options (Accelerated)	$0	$43,732	$0	$0
Unvested Restricted Stock Awards (Accelerated)	$0	$315,960	$315,960	$315,960
Unfunded SERP (Present Value Acceleration; payment starts at 62)	$0	$1,942,215	$0	$1,942,215
Health & Life Insurance Premiums	$12,712	$28,092	$0	$0
Split-Dollar Insurance Death Benefits (upon death)	$50,000	$1,500,000	$1,500,000	$1,500,000
Outplacement Services (Layoff)	$0	$20,000	$0	$0
IRC 280G Excise Tax Restoration	$0	$1,018,267	$0	$0
Total:	$348,289	$6,090,787	$2,085,960	$4,028,175

Assumptions

Termination date-12/29/06; closing share price-$26.33	Scordelis	Westfall	Anderson	Shannon	Hiraoka
Base salary:	$750,000	$365,000	$365,000	$325,000	$270,000
3-Year Average Bonus:	$350,000	$180,000	$150,000	$230,000	$153,333
Age as of 12/29/06:	57	54	51	54	52
Years of Service as of 12/29/06:	6	2	2	4	3

All payments assumed to be lump sum at termination

How We Compensate Directors

This section provides information regarding the compensation policies for non-employee directors and amounts paid to these directors in 2006. Mr. Scordelis and Mr. de Grosz do not receive any separate compensation for their services as directors.

The Company has a policy of compensating non-employee directors for their service on the Boards and board committees of the Company, the Bank and ABD.

On a bi-annual basis, the Compensation Committee reviews director compensation, including the individual fees and retainers, the components of compensation, as well as the total amount of director compensation appropriate for the Company. The Company’s Chief Executive Officer and Executive Vice President, Human Resources attend these meetings, except for executive sessions. The Compensation Committee has retained Mercer as its third-party consultant on matters pertaining to director compensation as well as executive compensation matters. Changes to director compensation are recommended by the Compensation Committee to the Company’s Board for approval.

During the period January 2006 through July 2006, each non-employee director was compensated on the basis of an annual retainer of $9,000 for service on the Company’s Board and $9,000 for service on the Bank’s Board. Non-employee directors also received $500 for each regular meeting attended of the Company’s Board and Bank’s Board. Mr. Matteson received an additional retainer of $15,000 for serving as Chairman of the Company’s Board and $15,000 for serving as Chairman of the Bank’s Board. In addition, Mr. Matteson also received $500 for each regular meeting attended of ABD’s Board. Mr. Gatto received an additional fee of $8,000 for serving as the Vice Chairman of the Company’s Board. Non-employee directors also received fees for service on Company and Bank Board committees as follows:

Board Committee	Quarterly Retainer per Director	Quarterly Retainer Per Chair
Executive	$4,500	$4,500
Audit	$3,500	$7,500
Compensation	$3,000	$3,000
Board Governance and Nominating	$1,000	$1,000
ALCO	$2,500	$4,000
Loan	$3,000	$3,000
Trust Oversight	$1,000	$1,000
Marketing	$1,000	$1,000

At the annual shareholder’s meeting in May 2006, shareholders approved a modification to the Bylaws, as recommended by the Board of Directors, to eliminate the classified (staggered) board and have all directors stand for annual re-election. In recognition of this change, the Compensation Committee recommended to the Board, and the Board approved at its meeting on July 25, 2006, the following general guidelines: 1) Board compensation would be aligned with the one-year Board terms; and 2) total Board compensation would be a mix of approximately 50% cash and 50% equity. In July 2006, the Compensation Committee streamlined its approach to director compensation for non-employee directors based on a review of director compensation provided by Mercer. Based on the peer group analysis and report prepared by Mercer, the Compensation Committee adopted its recommendation to eliminate fixed quarterly committee meeting retainers (for members and not committee chairs) and to pay directors based on actual committee meeting participation. The Board of Directors approved this change to the compensation policy for non-employee directors as recommended by the Compensation Committee on July 25, 2006. The Board believes that this revised compensation approach more appropriately compensates its directors for actual services rendered. The following two tables reflect the Board’s revised compensation policy:

	Quarterly Retainer per Director	Quarterly Retainer for Chairman	Quarterly Retainer for Vice-Chairman	Fees for attending each regular meeting
COMPANY DIRECTOR SERVICE
Board of Directors	$2,250	$3,750	$1,000	$500
Executive Committee		$4,500		$1,500
Audit Committee		$7,500		$1,500
Compensation Committee		$3,000		$1,500
Board Governance & Nominating Committee		$1,000		$1,000
ALCO Committee		$2,000		$1,250

	Quarterly Retainer per Director	Quarterly Retainer for Chairman	Quarterly Retainer for Vice-Chairman	Fees for attending each regular meeting
BANK DIRECTOR SERVICE
Board of Directors	$2,250	$3,750	$1,000	$500
Loan Committee		$3,000		$1,000
Marketing Committee		$1,000		$1,000
Trust Oversight Committee		$1,000		$1,000
ALCO Committee		$2,000		$1,250

Fees for attendance at special committee meetings are paid at the discretion of the committee chair and generally range between $500 and $1,000 per meeting. Directors were compensated for 16 of the 21 special committee meetings held in 2006.

In addition to providing cash compensation, the Board also believes in granting equity compensation to non-employee directors in order to further align their interests with those of shareholders and has adopted a practice of granting equity to directors only during open window periods, generally following the Annual Shareholder meeting in May. As mentioned above, the equity compensation portion is generally intended to approximate 50% of total compensation.

Given the timing of the 2006 equity grants relative to the 2005 equity grants, i.e., 18 months of cash compensation, the Board approved on June 27, 2006 a modification to the above equity grant guidelines for the 2006 grants, awarding the Board Chair 9,000 shares of restricted stock, the Audit, Compensation and ALCO committee chairs 4,500 shares of restricted stock and all other non-employee directors 2,500 shares of restricted stock under the Omnibus Equity Incentive Plan. The vesting of this 2006 restricted stock grant was nine months from the date of grant in recognition of the new timing for director grants. The table below shows the grant date values as measured in accordance with FAS 123(R), except for turnover assumptions.

Non-Employee Director	6/27/2006 Grant of Restricted Shares	FAS 123(R) Grant Date Value
Mr. Gatto	4,500 shares	$125,685
Mr. Kaplan	2,500 shares	$69,825
Mr. Libarle	2,500 shares	$69,825
Mr. Lund	2,500 shares	$69,825
Mr. Marcus	2,500 shares	$69,825
Mr. Matteson	9,000 shares	$251,370
Mr. McLaughlin	4,500 shares	$125,685
Ms. Meier	2,500 shares	$69,825
Mr. Randlett	4,500 shares	$125,685
Mr. Thompson	2,500 shares	$69,825

The above grants of restricted stock vested on March 27, 2007 provided, however, that each director has generally agreed not to sell the after-tax portion of these grants while serving as director for at least three years after the grant date. In addition, the restricted shares will fully vest upon a change in control of the Company or the director’s death or disability. The Company’s closing stock price on the date of grant was $27.93. Restricted shares are eligible to receive dividends to the extent that the Company pays dividends on its Common Stock.

In March 2006, Greater Bay and ABD amended and restated their employment agreement with Mr. de Grosz who is a Company director and also an employee of ABD. The details of this agreement and Mr. de Grosz’ compensation are described in the Related Person Transaction section.

Mr. Lund has a supplemental compensation agreement with the Company. This agreement was executed in 2000 by and between Mr. Lund and San Jose National Bank in connection with Mr. Lund’s services as a director of that bank. In 2001, the Company acquired San Jose National Bank, Mr. Lund became a director of the Company and the Company assumed the obligations of this agreement, which vested upon the change in control of San Jose National Bank. The agreement provides nonqualified defined benefit retirement income for Mr. Lund in the amount of $22,500 annually (adjusted annually by 2%) over his lifetime upon his retirement with payments being made on a pro-rata monthly basis. As of December 31, 2006 and December 31, 2005, the present values of the accumulated benefit were $200,358 and $190,140, respectively. In connection with the agreement, the Company also has a single premium life insurance policy with respect to Mr. Lund. At Mr. Lund’s death, 80% of the difference between the life insurance benefit and the then cash surrender value will be paid to his beneficiaries.

On May 30, 2006, in connection with his retirement and in recognition of his many years of valued service to the Company, Mr. Seiler received a grant of 3,000 vested shares under the Company’s 1996 Stock Option Plan. The Company’s closing stock price on the date of this grant was $29.09 and the FAS 123(R) grant date value for the shares is $87,270.

On September 11, 2006, in recognition of the extra service that he rendered to the Company in 2006, Mr. Randlett received a restricted stock grant of 1,000 shares under the Company’s Omnibus Equity Incentive Plan. The shares will vest on June 11, 2007. The Company’s closing stock price on the date of these grants was $27.72 and the FAS 123(R) grant date value for the shares is $27,720.

All directors also receive reimbursement for travel and other expenses directly related to activities as directors. Directors are also entitled to the protection of certain indemnification provisions in the Company’s Restated Articles of Incorporation, Bylaws and indemnification agreements. Some of the Company’s directors also serve on the Strategic Development Boards of the Company’s individual regional banking entities without additional remuneration.

The following table provides information as to compensation for services of the non-employee directors during fiscal year 2006.

Director Compensation—Fiscal Year 2006

Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f) (3)	All Other Compensation ($) (g) (4) (5)	Total ($) (h)
John Gatto	$99,500	$86,092	$13,814	—	$9,778	$209,184
David Kalkbrenner (6)	$19,000	—	—	—	—	$19,000
Robert Kaplan	$36,000	$47,829	—	—	$788	$84,617
Daniel Libarle	$58,500	$82,914	$7,675	—	$1,710	$150,799
Arthur Lund	$47,334	$47,829	$7,675	$10,218	$2,440	$115,496
George Marcus	$40,500	$80,773	$7,675	—	$1,710	$130,658
Duncan Matteson	$118,000	$172,184	$18,419	—	$25,308	$333,911
Glen McLaughlin	$97,500	$86,092	$10,744	—	$2,333	$196,669
Linda Meier	$36,500	$47,829	$7,675	—	$1,474	$93,478
Thomas Randlett	$76,500	$97,363	—	—	$1,575	$175,438
Donald Seiler (7)	$56,000	$87,270	$10,744	—	$16,201	$170,215
James Thompson	$46,500	$47,829	$7,675	—	$4,787	$106,791

(1)

The amounts shown in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), except as to its forfeiture assumptions, of awards pursuant to the Omnibus Equity Incentive Plan and 1996 Stock Option

Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used, except for turnover assumptions, in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

(2)	The amounts shown in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), except as to its forfeiture assumptions, of awards pursuant to the 1996 Stock Option Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used, except for turnover assumptions, in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

(3)	The amount shown in column (f) represents only the aggregate change in the actuarial present value of the accumulated benefit, measured from December 31, 2005 to December 31, 2006, under Mr. Lund’s supplemental compensation agreement. The value reflected in column (f) was determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

(4)	The amounts shown in column (g) include the following for each director:

	Common Stock Dividends Paid On Unvested Stock	Life Insurance Premiums	Expense Reimbursement and Tax Restoration Payments (5)
Mr. Gatto	$2,676	—	$7,102
Mr. Kalkbrenner	$5,359	—	$12,990
Mr. Kaplan	$788	—	—
Mr. Libarle	$1,710	—	—
Mr. Lund	$1,474	$966	—
Mr. Marcus	$1,710	—	—
Mr. Matteson	$7,268	—	$18,041
Mr. McLaughlin	$2,333	—	—
Ms. Meier	$1,474	—	—
Mr. Randlett	$1,575	—	—
Mr. Seiler	—	—	$16,201
Mr. Thompson	$1,474	—	$3,313

(5)	The Company issued amended Form 1099s to certain directors (and Form W2s for Mr. Kalkbrenner) who held restricted stock in connection with prior year vesting of such restricted stock. As a result, the directors had to file amended tax returns and pay back taxes and penalties. The amounts shown above represent reimbursement payments to the directors in connection with having to file amended tax returns and covers tax preparation, penalties, interest and income tax restoration. These tax restoration payments were calculated by applying an aggregate marginal tax rate of 50%. Of the amounts shown, $3,551, $6,495, $8,520, $8,100, and $1,657 represented tax restoration payments for Messrs. Gatto, Kalkbrenner, Matteson, Seiler and Thompson, respectively.

(6)	Mr. Kalkbrenner retired from the Board effective January 31, 2006.

(7)	Mr. Seiler retired from the Board effective May 30, 2006.

Each of the below directors (and former directors) owned the following number of restricted shares and stock options as of December 31, 2006.

Director	Restricted Shares	Stock Options
Mr. de Grosz	18,000 shares	51,000 shares
Mr. Gatto	4,500 shares	94,500 shares
Mr. Kalkbrenner	—	300,064 shares
Mr. Kaplan	2,500 shares	10,000 shares
Mr. Libarle	2,500 shares	32,962 shares
Mr. Lund	2,500 shares	30,500 shares
Mr. Marcus	2,500 shares	17,500 shares
Mr. Matteson	9,000 shares	158,000 shares
Mr. McLaughlin	4,500 shares	63,900 shares
Ms. Meier	2,500 shares	29,500 shares
Mr. Randlett	5,500 shares	10,000 shares
Mr. Seiler	—	67,300 shares
Mr. Thompson	2,500 shares	29,500 shares

DISCUSSION OF PROPOSALS

Proposal 1:  Election of Directors

In accordance with our Bylaws, our Board of Directors has set the size of the Board at 12 members. Each Board member is standing for re-election to hold office for a term of one year and until his or her successor has been elected and qualified. If you elect these Board members, they will hold office until the election of their successors at the Annual Meeting in 2008, or until earlier termination of service.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, your proxy may vote for another nominee proposed by the Board.

The following table sets forth the names and five-year biographies of the persons nominated by the Board to serve as directors. All of the following directors were previously elected by our shareholders and also serve as directors of the Bank.

Name and Age	Principal Occupation and Business Experience

Frederick J. de Grosz (64)	Director of Greater Bay Bancorp since March 2002. He also serves as Co-Chairman of the Board of ABD, a wholly-owned subsidiary of Greater Bay Bancorp. He served as the President and Chief Executive Officer of ABD from 1990 to December 2005. He was the Founder, President and Chief Executive Officer of Alburger de Grosz Insurance Services, Inc. from 1972 to 1990 and from 1967 to 1972, he held various sales and management positions with General Foods Corporation in Denver, Memphis and White Plains. In 2004, he served on the Board of Directors of the Washington D.C. based Council of Insurance Agents and Brokers and currently is Chairman of the Board of the Foundation for Agency Management Excellence (FAME).

John M. Gatto (69)	Vice Chairman of Greater Bay Bancorp since December 2000. He served as Co-Chairman of Greater Bay Bancorp from November 1996 to December 2000. He previously served as a director of Bank of Petaluma, Bank of Santa Clara, Cupertino National Bank, Mid-Peninsula Bank and Peninsula Bank of Commerce. Mr. Gatto has been the sole proprietor of Maria Enterprises, a real estate development consulting company, since December 1993. From 1984 to 1993, Mr. Gatto was an architect for Cypress Properties, a real estate development company.

Robert B. Kaplan (58)	Director of Greater Bay Bancorp since July 2005. Mr. Kaplan has been a senior executive and management consultant for over 30 years. He currently serves as a consultant to CEOs and other senior executive officers on strategy, technology and organizational issues. From April 2003 to June 2005, Mr. Kaplan served as head of the Office of Information Systems for Silicon Valley Bank. From 1985 to 1995, Mr. Kaplan was a senior partner with the San Francisco and Silicon Valley offices of McKinsey & Company, Inc., leading its practice in information technology and systems. He served clients in the financial services, technology and telecommunications industries. Prior to joining McKinsey, Mr. Kaplan served as the managing partner of the Boston Consulting Group’s San Francisco office where he worked from 1974 to 1985. Mr. Kaplan also serves as a member of the Technology Advisory Peer Group for the State of California.

Name and Age	Principal Occupation and Business Experience
Daniel G. Libarle (65)	Director of Greater Bay Bancorp since October 2000. He previously served as Chairman of Bank of Petaluma. Mr. Libarle has been the President of Lace House Linen Inc. since 1963. Mr. Libarle also serves as a director of Hennessy Advisors, Inc., an investment advisor.

Arthur K. Lund (73)	Director of Greater Bay Bancorp since October 2001. He previously served as a director and founding Chairman of San Jose National Bank. Mr. Lund is Of Counsel to the law firm of Hoge, Fenton, Jones & Appel, Inc. He also serves on the boards of directors of Samaritan Properties and L & A Industries, Inc. He is a member of the San Jose Chamber of Commerce’s Aviation Committee and a board member of the Tower Foundation of San Jose State University and the Thunderbird Lodge Preservation Society.

George M. Marcus (65)	Director of Greater Bay Bancorp since 1998. He previously served as a director of Mid-Peninsula Bank. Mr. Marcus is the Chairman of both The Marcus & Millichap Company, a real estate investment, development and service firm, and Essex Property Trust, a real estate investment trust registered on the New York Stock Exchange. He serves as a Regent of the University of California, and as a member of the Board of Trustees for the Fine Arts Museum of San Francisco.

Duncan L. Matteson (72)	Chairman of the Board of Directors of Greater Bay Bancorp since December 2000. He also serves as a director of ABD. He served as Co-Chairman of the Greater Bay Board from November 1996 until December 2000. He previously served as Chairman of the Board of Mid-Peninsula Bank and as a director of Golden Gate Bank. Mr. Matteson serves as Chairman of The Matteson Companies, a diversified group of real estate investment and property management corporations located in Redwood City. He has been active in the real estate investment and securities industries in the Palo Alto/Menlo Park Area since 1959. Mr. Matteson is a Director of RREEF Real Estate Investment Trust III and a member of the Executive Committee of the Bay Area Council.

Glen McLaughlin (72)	Director of Greater Bay Bancorp since November 1996. He previously served as a director of Cupertino National Bank from 1984. Mr. McLaughlin is a private venture capital investor and served as the President and Chief Executive Officer of Venture Leasing Associates, an equipment leasing company, from December 1986 to December 2003. He currently serves as Chairman, National Advisory Council, Boy Scouts of America, and as a member of The Health Trust’s Finance Committee.

Linda R. Meier (66)	Director of Greater Bay Bancorp since February 2001. She also serves on the Board of Directors of California Water Service Group. Ms. Meier devotes a substantial amount of time to many charitable and civic organizations, including the Board of Trustees of the National Board of the Institute of International Education and the Board of Trustees of the Northern California World Affairs Council. She also serves as Co-Chair of Stanford University Challenge Fundraising.

Name and Age	Principal Occupation and Business Experience
Thomas E. Randlett (64)	Director of Greater Bay Bancorp since July 2005. Mr. Randlett is a certified public accountant, currently employed as a director at LECG, LLC. From 1989 to 1993, he served as a consultant and certified public accountant. Prior to that time, he was employed by KPMG Peat Marwick for 23 years holding various staff and senior management positions, including partner-in-charge-audit, audit engagement partner, managing partner of KPMG’s Oakland and Walnut Creek offices and partner and real estate practice coordinator for KPMG’s Northern California practice. Mr. Randlett also serves as chairman of the audit committee, chairman of the corporate governance and nominating committee and a member of the executive committee of Essex Property Trust (NYSE).

Byron A. Scordelis (57)	President, Chief Executive Officer and a director of Greater Bay Bancorp. Between May 2001 and October 7, 2003 he served as Senior Executive Vice President and Chief Operating Officer of Greater Bay Bancorp. On October 7, 2003, he was appointed President of Greater Bay Bancorp, and on January 1, 2004 he also became Chief Executive Officer and a director of Greater Bay Bancorp. He was employed by Wells Fargo Bank, N.A. from 1998 to 2001 as the Regional President of the San Francisco Bay Area Region and Corporate Executive Vice President. From 1988 to 1998, Mr. Scordelis served as the President and Chief Executive Officer of EurekaBank. He currently serves as a member of the Local Agency Investment Fund Advisory Board for the State of California, the Board of Directors of the California Bankers’ Association, and the Board of Regents of Santa Clara University.

James C. Thompson (67)	Director of Greater Bay Bancorp since May 2000. He previously served as Chairman of Coast Commercial Bank. Mr. Thompson has been engaged in the practice of law in Santa Cruz County since 1967 and is currently a partner with the law firm of Comstock, Thompson, Kontz & Brenner in Santa Cruz, where he has practiced since 1989. He has been active in numerous civic organizations, including the Boards of Directors of the Cultural Council of Santa Cruz County, the Santa Cruz Area Chamber of Commerce and the Community Foundation of Santa Cruz County. He is also the President and Chief Executive Officer of Select Trading Ltd., an export firm located in Santa Cruz.

The Board recommends that you vote “FOR” the election of

all 12 nominees for director.

Proposal 2:  Ratification of Selection of Independent Registered Public Accounting Firm for 2007

Principal Auditor Fees and Services

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007, and shareholders are being asked to ratify the appointment. PricewaterhouseCoopers LLP, our independent registered public accounting firm for the years ended December 31, 2006 and December 31, 2005, performed audit services for 2006 and 2005 which included the examination of the consolidated financial statements and services related to filings with the SEC. All professional services rendered by PricewaterhouseCoopers LLP during 2006 were furnished at customary rates and terms. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders. If you do not ratify the appointment, the Audit Committee will reconsider the appointment. However, even if you ratify the appointment, the Audit Committee may appoint a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Greater Bay and its shareholders.

All audit and non-audit services to be performed by PricewaterhouseCoopers LLP require pre-approval by the Audit Committee or its Chairman provided that the Chairman reports any decisions to pre-approve such audit related or non-audit services and fees to the full Audit Committee at its next regular meeting.

In determining the independence of PricewaterhouseCoopers LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining that independence.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2006 and 2005. PricewaterhouseCoopers LLP does not perform services for the Company relating to tax shelters or tax strategies.

	December
	2006	2005
Audit Fees:
Audit fees	$2,153,000	$2,439,697
Subsidiary statutory audits	64,088	35,000
Accounting consultations	262,788	94,392
Registration statements and comfort letters	13,481	125,284

Audit fees total	$2,493,357	$2,694,373

Audit-Related Fees:
M&A due diligence and audits in connection with acquisitions	$68,893	$205,810
Accounting consultations	131,333	20,393
Benefit plan audits, other audit letters	64,625	86,000

Audit-related fees total	$264,851	$312,203

Tax Fees:
Tax compliance/returns	$26,000	$50,000
Tax planning, advice and assistance with regulations and statutory developments	0	0
Services relating to substantiation of tax deductions	32,900	154,890

Permissible tax fees total	$58,900	$204,890

All Other Fees:
All other	$2,150	$3,937

All other fees total	$2,150	$3,937

Total fees	$2,819,258	$3,215,403

The Board recommends that you vote “FOR” ratification of the selection of

PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2007.

Proposal 3:  Shareholder Proposal to Restrict the Company’s Use of Preferred Stock

We have received a shareholder proposal from a shareholder who owns of record 3,153 shares of our Common Stock who has advised us that he plans to introduce the following resolution at the Annual Meeting:

“That the shareholders of GREATER BAY BANCORP now request its Board of Directors to take the steps necessary to amend its articles of incorporation and by-laws to require that any authorized but unissued Preferred Stock be used only for the purposes of increasing capital or making bona-fide arms-length acquisitions and not be used as a “POISON PILL” to prevent the acquisition of Greater Bay Bancorp.”

The reasons given by the shareholder are quoted verbatim below. The Board of Directors of Greater Bay believes it has substantially implemented this shareholder proposal and urges shareholders to vote against the proposal. Shareholders should read through the response which follows the shareholder proposal below.

STATEMENT

“In Greater Bay’s last annual meeting, where confidential voting was not permitted, shareholders voted 19,954,487 shares in favor of this proposal and 14,972,699 shares were voted against the proposal by management.

The proponent of this proposal notes the “fine print” on page 70 of the joint proxy statement of the merger of SJNB Financial Corp. which outlines the possible issuance of 1,200,000 shares of Series A Preferred Stock and other anti-takeover provisions including a super-majority requirement.

Page 38 of the proxy statement for the 2003 annual meeting notes: “The Company’s Restated Articles of Incorporation and by-laws contain provisions which may deter a change in control, including provisions for Series A Preferred Stock to be used for our shareholder rights plan, preferred stock which may be issued on such terms as the Board of Directors shall determine....”

OUCH!

The proponent of this proposal is a professional investor who realizes the best interests of shareholders of Greater Bay Bancorp may be its merger into another bank holding company which could bring better management to our shareholders.

The possibility of a merger has been acknowledged by the Board of Directors but a “poison pill” could prevent a reputable, ethical, and profitable entity from acquiring Greater Bay Bancorp.

Shareholders should judge a proposed acquisition on its merits and value—not, the whims of management making their decision.

Accountability, performance, and achievement are issues which do not need “weather stripping” to prevent a change of control which, under some circumstances, could improve the long term rewards for shareholders.

If you agree, please vote “FOR” this proposal. Unmarked proxies will be automatically voted “against” it.”

Directors’ Statement in Opposition

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

At the outset, we would like to correct a statement in the shareholder proposal. The super-majority vote requirement referred to by the proponent is a provision in our Restated Articles of Incorporation requiring that certain transactions, including the acquisition of the Company, be approved by a vote of at least two-thirds of the Board of Directors. It is not a provision requiring a super-majority vote of the shareholders for such transactions.

A similar proposal was submitted by the same proponent at the 2006 Annual Shareholders’ Meeting and received the affirmative vote of a majority of the votes cast at the meeting. We believe that the Board of Directors implemented the proposal by agreeing to redeem the Company’s shareholder rights plan and adopting a policy governing the adoption of any future shareholder rights plans as described below.

In direct response to this shareholder proposal, the Board announced on February 26, 2007 that it will redeem the Company’s current shareholder rights plan on April 30, 2007. The Board also amended its Corporate Governance Guidelines to include a commitment that it will only adopt a shareholder rights plan in the future if either:

•	Shareholders have approved the adoption of the plan; or

•

The Board, in its exercise of its fiduciary responsibilities, determines that it is in the best interest of shareholders under the circumstances to adopt a shareholder rights plan without the delay in adoption that would result from seeking shareholder approval; provided, however, that a plan adopted under these circumstances must be put to a shareholder ratification vote within 12 months of adoption or expire. If the plan is not approved by a majority of the votes cast on the issue, the plan would immediately terminate.

The Board modeled this policy on the published guidelines of Institutional Shareholder Services (“ISS”). As the focus of the shareholder proposal is to restrict the Board’s ability to adopt a shareholder rights plan, the Board believes that the steps it has taken clearly and fully respond to the shareholder proposal and that it has done so in a manner consistent with ISS guidelines.

The Proposal would inappropriately limit the ability of the Company to issue preferred stock.

By its terms, the proposal seeks to limit the availability of preferred stock for the narrow purpose of increasing capital or making acquisitions and specifically to prohibit the use of preferred stock for shareholder rights plans. We believe this would severely hinder the ability of the Board to protect shareholder value in the face of a hostile takeover in which an acquirer might seek to acquire the Company at a price substantially below its value. The policy adopted by the Board allows it to adopt a shareholder rights plan in furtherance of its fiduciary duties, subject to shareholder approval or ratification. The shareholder proposal, on the other hand, prohibits the Board from exercising its fiduciary duties and might result in the shareholders getting less than what the Board could negotiate with adequate takeover defenses in place.

Preferred stock can also be used for a number of other legitimate purposes, besides raising capital and making acquisitions. Other purposes that would benefit shareholder interests include strategic partnerships, stock splits/dividends/distributions, and/or employee compensation. We believe limiting the use of preferred stock to just raising capital and acquisitions is short-sighted, because it reduces your Board’s flexibility in issuing preferred stock, is contrary to your Board’s fiduciary duties and not in the best interests of all shareholders.

The Board must perform its fiduciary obligations.

Our recommendation against the proposal is based on the Board’s belief that:

•	The Board has already implemented the proposal by its decision to redeem the shareholder rights plan and only to adopt a future rights plan with shareholder approval or ratification;

•	Your Board should not be limited in its ability to issue preferred stock when it determines such issuance to be in the best interests of the shareholders;

•

Under appropriate circumstances, rights plans are an effective tool to protect shareholders against abusive and unfair takeover strategy thereby enabling the Board to maximize shareholder value in the event of a takeover attempt; and

•	It is inappropriate and unwise to limit the scope of the Board’s extensive experience, business judgment and flexibility to act in the best interests of the shareholders.

The affirmative vote of the holders of a majority of the shares of the Company’s Capital Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for approval of the shareholder proposal. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted against this proposal.

The name, address and telephone number of the proponent of the shareholder proposal are: Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, (303) 355-1199.

The Board of Directors recommends that you vote “AGAINST” approval of the proposal regarding the restriction on the Company’s use of Preferred Stock.

OTHER BUSINESS

We know of no other business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. If you wish to submit a proposal to be included in our 2008 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before December             , 2007. Please address your proposals to: Greater Bay Bancorp, 1900 University Avenue, 6th Floor, East Palo Alto, California 94303, Attention: Corporate Secretary.

In addition, in the event a shareholder proposal is not submitted to us prior to March             , 2008, the proxy to be solicited by the Board of Directors for the 2008 Annual Meeting of Shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2008 Annual Meeting of Shareholders without any discussion of the proposal in the proxy statement for such meeting.

By Order of the Board of Directors,

/s/ Linda M. Iannone

Linda M. Iannone

Corporate Secretary

April 20, 2007

Annual Meeting of Shareholders Wednesday, May 30, 2007 10:30 a.m. Crowne Plaza Cabana Palo Alto 4290 El Camino Real Palo Alto, California 94306 (650) 857-0787

Electronic Access to Proxy Materials

If you consented to access your proxy information electronically, you may view it by going to Greater Bay Bancorp’s website. You can get there by typing in this address http://www.gbbk.com and clicking on the 2006 Annual Report/2007 Proxy Statement tab located on the Greater Bay Bancorp home page.

If you would like to access Greater Bay Bancorp’s proxy materials electronically next year, go to the following Consent site address: http://www.econsent.com/gbbk. You will need your account number, which is located on the mailing label on the reverse side of this proxy, and your social security or tax identification number.

1900 University Avenue, 6th Floor

East Palo Alto, CA 94303

PROXY

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 30, 2007.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint James S. Westfall and Linda M. Iannone, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. The Board of Directors at present knows of no other business to be presented by or on behalf of Greater Bay Bancorp or the Board of Directors at the meeting.

Shares represented by this proxy will be voted as directed by the shareholder. If no directions are indicated, the proxies will have authority to vote “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 29, 2007.

•	Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/gbbk — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 29, 2007.

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Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Greater Bay Bancorp, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2 and a Vote “AGAINST” Proposal 3.

1.	Election of directors:	Frederick J. de Grosz John M. Gatto Robert B. Kaplan Daniel G. Libarle Arthur K. Lund George M. Marcus	Duncan L. Matteson Glen McLaughlin Linda R. Meier Thomas E. Randlett Byron A. Scordelis James C. Thompson	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2007.	☐ For	☐ Against	☐ Abstain
3.	Shareholder proposal to restrict use of Preferred Stock.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 and 2 AND AGAINST PROPOSAL 3.

Address Change? Mark Box ☐ Indicate changes below:

☐ I Plan to attend the Meeting
Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.